UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Lear Corporation
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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21557 Telegraph Road

Southfield, Michigan 48033

April 4, 2012

Dear Stockholder:

On behalf of the Board of Directors of Lear Corporation, you are cordially invited to attend the 2012 Annual Meeting of Stockholders to be held on May 16, 2012, at 10:00 a.m. (Eastern Time) at Lear Corporation’s Corporate Headquarters, 21557 Telegraph Road, Southfield, Michigan 48033.

The attached proxy statement provides you with detailed information about the annual meeting. We encourage you to read the entire proxy statement carefully. You may also obtain more information about Lear from documents we have filed with the Securities and Exchange Commission.

We are delivering our proxy statement and annual report pursuant to the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders over the Internet. We believe that this delivery method expedites stockholders’ receipt of proxy materials and lowers the cost and environmental impact of our annual meeting. On or about April 4, 2012, we will mail to our stockholders a notice containing instructions on how to access our proxy materials. In addition, the notice includes instructions on how you can receive a paper copy of our proxy materials.

You are being asked at the annual meeting to elect directors, ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm, provide an advisory vote to approve our executive compensation and transact any other business properly brought before the meeting.

Whether or not you plan to attend the annual meeting, your vote is important, and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number, over the Internet or by completing, dating, signing and returning your proxy card, as described in the attached proxy statement and proxy card.

Thank you in advance for your cooperation and continued support.

Sincerely,

Henry D.G. Wallace	Matthew J. Simoncini
Non-Executive Chairman	President, Chief Executive Officer and Director

This proxy statement is dated April 4, 2012, and is first being made available to stockholders electronically via the Internet on or about April 4, 2012.

LEAR CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 16, 2012

10:00 a.m. (Eastern Time)

To the Stockholders of Lear Corporation:

The 2012 Annual Meeting of Stockholders will be held on May 16, 2012, at 10:00 a.m. (Eastern Time) at Lear Corporation’s Corporate Headquarters, 21557 Telegraph Road, Southfield, Michigan 48033. The purpose of the meeting is to:

1. elect seven directors;

2. ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012;

3. provide an advisory vote to approve our executive compensation; and

4. conduct any other business properly brought before the meeting or any adjournments or postponements thereof.

Voting is limited to stockholders of record at the close of business on March 30, 2012. A list of stockholders entitled to vote at the meeting, and any postponements or adjournments of the meeting, will be available for examination between the hours of 9:00 a.m. and 5:00 p.m. (Eastern Time) at our headquarters at 21557 Telegraph Road, Southfield, Michigan 48033 during the ten days prior to the meeting and also at the meeting.

Your vote is important. Whether or not you plan to attend the annual meeting, please vote your shares via the toll-free telephone number, over the Internet or by completing, signing, dating and returning the proxy card, as described in the attached proxy statement and proxy card. Your prompt cooperation is greatly appreciated.

By Order of the Board of Directors,

Terrence B. Larkin
Executive Vice President, Business Development, General Counsel and Corporate Secretary

April 4, 2012

LEAR CORPORATION

21557 Telegraph Road

Southfield, Michigan 48033

SUMMARY OF THE ANNUAL MEETING

Annual Meeting

The 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of Lear Corporation (referred to herein as the “Company,” “Lear,” “we,” “us” or “our” as the context requires) will be held at Lear’s Corporate Headquarters, 21557 Telegraph Road, Southfield, Michigan 48033, on May  16, 2012, at 10:00 a.m. (Eastern Time).

Record Date

The date to determine stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on March 30, 2012.

Notice of Electronic Availability of Proxy Statement and Annual Report

As permitted by rules adopted by the United States Securities and Exchange Commission (the “SEC”), we are making this proxy statement and our annual report available to stockholders electronically via the Internet. On or about April 4, 2012, we will mail to most of our stockholders a notice (the “Notice”) containing instructions on how to access this proxy statement, the proxy card and our annual report and to vote via the Internet. Other stockholders, in accordance with their prior requests, will receive e-mail notification of how to access our proxy materials and vote via the Internet, or will be mailed paper copies of our proxy materials and a proxy card on or about April 4, 2012.

The Notice also contains instructions on how to request a printed copy of the proxy materials. In addition, you may elect to receive future proxy materials in printed form by mail or electronically by e-mail by following the instructions included in the Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

The SEC’s rules permit us to deliver a single Notice or set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Notice to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice and, if applicable, proxy materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the Notice, proxy statement or annual report, contact Broadridge Financial Solutions, Inc. by calling 1-800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

In addition, if you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or you may notify us if you hold registered shares. Registered stockholders may notify us by contacting Broadridge Financial Solutions, Inc. at the above telephone number or address or sending a written request to Lear Corporation, 21557 Telegraph Road, Southfield, Michigan 48033, Attention: Investor Relations.

Agenda

The agenda for the Annual Meeting is to:

1. elect seven directors;

2. ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012;

3. provide an advisory vote to approve our executive compensation; and

4. conduct any other business properly brought before the Annual Meeting or any adjournments or postponements thereof.

Proxy Solicitation

Lear’s Board of Directors (the “Board”) is soliciting your proxy to vote your shares of common stock at our Annual Meeting. We have engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the Annual Meeting for a fee of approximately $5,000 plus reimbursement of reasonable out-of-pocket expenses.

Information about Voting

You may vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

•	By Internet — You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card;

•	By Telephone — You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card; and

•	By Mail — You can vote by completing, dating, signing and returning the proxy card.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (Eastern Time) on May 15, 2012.

Your proxy will be voted in accordance with your instructions, so long as, in the case of a proxy card returned by mail, such card has been executed and dated. If you execute and return your proxy card by mail but provide no specific instructions in the proxy card, your shares will be voted FOR the director nominees named on the proxy card, FOR the ratification of the appointment of our independent registered public accounting firm and FOR the advisory approval of executive compensation described in this proxy statement.

We do not intend to bring any matters before the Annual Meeting except those indicated in the Notice and described in this proxy statement, and we do not know of any matter which anyone else intends to present for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, however, the persons named in the enclosed proxy will be authorized to vote or otherwise act in accordance with their judgment.

Revoking Proxies

You may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	delivering to our Corporate Secretary, a signed, written revocation letter dated later than the date of your proxy;

•	submitting a proxy to Lear by telephone, Internet or mail that is dated later than the date of any proxy that you previously submitted; or

•	attending the Annual Meeting and voting in person (your attendance at the Annual Meeting will not, by itself, revoke your proxy; you must vote in person at the Annual Meeting to revoke your proxy).

Outstanding Shares

On the record date, March 30, 2012, there were approximately 97,768,049 shares of our common stock, par value $0.01 per share, outstanding (including 1,834,450 shares reserved for the satisfaction of certain claims in connection with our emergence from chapter 11 bankruptcy proceedings). Our common stock is the only class of voting securities outstanding.

Quorum

A quorum is established when a majority of shares entitled to vote is present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes (as described below under “— Required Vote”) are counted for purposes of determining whether a quorum is present.

Voting

Each share of common stock that you hold as of the record date entitles you to one vote, without cumulation, on each matter to be voted upon at the Annual Meeting.

Required Vote

To be elected, director nominees must receive the affirmative vote of a majority of the votes cast (i.e., the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee) (Proposal No. 1). For the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal No. 2), advisory approval of our executive compensation (Proposal No. 3) and any other matter that may properly come before the Annual Meeting, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval.

Abstentions on any matter other than the election of directors (Proposal No. 1) will not be voted but will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote on such other items (i.e. Proposal No. 2 and Proposal No. 3).

Shares Held Through a Bank, Broker or Other Nominee

If you hold your shares in “street name” through a bank, broker or other nominee, such bank, broker or nominee will vote those shares in accordance with your instructions. To so instruct your bank, broker or nominee, you should refer to the information provided to you by such entity. Without instructions from you, a bank, broker or nominee will be permitted to exercise its own voting discretion with respect to so-called routine matters (Proposal No. 2) but will not be permitted to exercise voting discretion with respect to non-routine matters (Proposals No. 1 and 3). Thus, if you do not give your bank, broker or nominee specific instructions with respect to Proposal No. 2 (ratification of auditors), your shares will be voted in such entity’s discretion. If you do not give your bank, broker or nominee specific instructions with respect to the remaining proposals, your shares will not be voted on such proposals. These shares are called “broker non-votes.” Shares represented by such broker non-votes will be counted in determining whether there is a quorum. Broker non-votes are not considered votes for or against any particular proposal and therefore will have no direct impact on any proposal. We urge you to provide your bank, broker or nominee with appropriate voting instructions so that all your shares may be voted at the Annual Meeting.

ELECTION OF DIRECTORS

(PROPOSAL NO. 1)

Upon the recommendation of our Nominating and Corporate Governance Committee (the “Nominating Committee”), the Board has nominated the individuals listed below to stand for election to the Board for a one-year term ending at the annual meeting of stockholders in 2013 or until their successors, if any, are elected or appointed. Our Amended and Restated Certificate of Incorporation and Bylaws provide for the annual election of directors. To be elected, each director nominee must receive the affirmative vote of a majority of the votes cast (i.e., the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Unless contrary instructions are given, the shares represented by your proxy will be voted FOR the election of all director nominees. In addition, our Corporate Governance Guidelines contain a resignation policy which provides that in the event an incumbent director fails to receive a majority of the votes cast in an uncontested election, such director shall promptly tender his resignation to the Board for consideration. The Board has determined that each director nominee, other than Mr. Simoncini, is an independent director, as further described below in “Directors and Corporate Governance — Independence of Directors.”

All of the director nominees listed below have consented to being named in this proxy statement and to serve if elected. However, if any nominee becomes unable to serve, proxy holders will have discretion and authority to vote for another nominee proposed by our Board. Alternatively, our Board may reduce the number of directors to be elected at the Annual Meeting.

Name	Age	Position
Thomas P. Capo	61	Director
Jonathan F. Foster	51	Director
Conrad L. Mallett, Jr.	58	Director
Donald L. Runkle	66	Director
Matthew J. Simoncini	50	Director, President and CEO
Gregory C. Smith	60	Director
Henry D.G. Wallace	66	Director, Non-Executive Chairman

Biographical information relating to each of the director nominees is set forth below under “Directors and Corporate Governance” and incorporated by reference herein.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH DIRECTOR NOMINEE.

PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THE ELECTION OF EACH DIRECTOR NOMINEE UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

DIRECTORS AND CORPORATE GOVERNANCE

Director Biographical Information and Qualifications

Set forth below is a description of the business experience of each director, with the exception of Philip F. Murtaugh, Robert E. Rossiter and Curtis J. Clawson, as well as the specific qualifications, skills and experiences considered by the Nominating Committee and the Board in recommending our slate of director nominees. Mr. Murtaugh resigned from the Board in January 2011, Mr. Rossiter resigned from the Board in September 2011 and Mr. Clawson is not nominated for reelection to the Board and accordingly, his term as director will end at the Annual Meeting. Each director listed below is nominated for reelection to the Board for a term expiring at the annual meeting of stockholders in 2013. See “Election of Directors (Proposal No. 1).”

Thomas P. Capo

Biography

Mr. Capo has been a director of Lear since November 2009. Mr. Capo was Chairman of Dollar Thrifty Automotive Group, Inc. from October 2003 until November 2010. Mr. Capo was a Senior Vice President and the Treasurer of DaimlerChrysler Corporation from November 1998 to August 2000, Vice President and Treasurer of Chrysler Corporation from 1993 to 1998, and Treasurer of Chrysler Corporation from 1991 to 1993. Prior to holding these positions, Mr. Capo served as Vice President and Controller of Chrysler Financial Corporation. Mr. Capo also serves as a director of Dollar Thrifty Automotive Group Inc. and Cooper Tire & Rubber Company. Previously, Mr. Capo also served as a director of JLG Industries, Inc., Sonic Automotive, Inc. and MicroHeat, Inc.

Qualifications

•   Executive management and leadership experience, including in the automotive industry

•   Extensive experience in finance, treasury, financial reporting, investment analysis and management and compliance and internal controls

•   Public company directorship and committee experience, including in the automotive industry and at board chairman level — former chairman of the board of an automotive company

•   Core leadership and management skills

•   Independent of management

Jonathan F. Foster

Biography

Mr. Foster has been a director of Lear since November 2009. Mr. Foster is Managing Director of Current Capital LLC, a private equity and portfolio company management firm. Previously, from 2007 until 2008, Mr. Foster served as a Managing Director and Co-Head of Diversified Industrials and Services at Wachovia Securities. From 2005 until 2007, he served as Executive Vice President — Finance and Business Development of Revolution LLC. From 2002 until 2004, Mr. Foster was a Managing Director of The Cypress Group, a private equity investment firm and from 2001 until 2002, he served as a Senior Managing Director of Bear Stearns & Co. From 1999 until 2000, Mr. Foster served as the Executive Vice President, Chief Operating Officer and Chief Financial Officer of Toysrus.com, Inc. Previously, Mr. Foster was with Lazard Frères & Company LLC for over ten years in various positions, including as a Managing Director. Mr. Foster also is a director of Masonite Inc. and Chemtura Corporation; he also serves as a Trustee of the New York Power Authority.

Qualifications

• Extensive experience as an investment banker, private equity investor and director with industrial companies, including those in the automotive sector

• Executive management experience

• Experience in financial statement preparation and accounting, financial reporting and compliance and internal controls

• Extensive transactional experience in mergers and acquisitions, debt financings and equity offerings

• Public company directorship and committee experience, including with global manufacturing companies

• Independent of management

Conrad L. Mallett, Jr.

Biography

Justice Mallett, who has been a director of Lear since August 2002, was reappointed Chief Administrative Officer of the Detroit Medical Center in January 2012 after serving as President and CEO of the Detroit Medical Center’s Sinai-Grace Hospital from August 2003 until December 2011. Prior to that, Justice Mallett served as the Chief Legal and Administrative Officer of the Detroit Medical Center beginning in March 2003. Previously, he served as President and General Counsel of La-Van Hawkins Food Group LLC from April 2002 to March 2003, and Chief Operating Officer for the City of Detroit from January 2002 to April 2002. From August 1999 to April 2002, Justice Mallett was General Counsel and Chief Administrative Officer of the Detroit Medical Center. Justice Mallett was also a Partner in the law firm of Miller, Canfield, Paddock & Stone from January 1999 to August 1999. Justice Mallett was a Justice of the Michigan Supreme Court from December 1990 to January 1999 and served a two-year term as Chief Justice beginning in 1997. Justice Mallett is a director of Kelly Services, Inc.

Qualifications

•  Extensive legal and governmental experience, including significant involvement in state and municipal improvement activities

•  Executive management experience

•  Leadership experience gained as Chief Justice of the Michigan Supreme Court

•  Public company directorship and committee experience

•  Independent of management

Donald L. Runkle

Biography

Mr. Runkle has been a director of Lear since November 2009. Mr. Runkle currently serves as Chief Executive Officer of EcoMotors International and has held this position since 2009. Since 2005, Mr. Runkle has provided consulting services in business and technical strategy, and, from 2006 to 2007, he also was a consultant for Solectron Corporation. Mr. Runkle also serves as an Operating Executive Advisor for Tennenbaum Capital Partners LLC and has held this position since 2005. From 1999 until 2005, Mr. Runkle held various executive-level positions at Delphi Corporation, including Vice Chairman and Chief Technology Officer from 2003 until 2005, President, Delphi Dynamics and Propulsion Sector, and Executive Vice President from 2000 to 2003 and President, Delphi Energy and Engine Management Systems, and Vice President, Delphi Automotive Systems, from 1999 to 2000. Previously, Mr. Runkle was employed by General Motors Corporation for over 30 years in various management and executive-level positions, most recently Vice President and General Manager of Delphi Energy and Engine Management and Automotive Systems from 1996 until 1999. Mr. Runkle also serves as a director of Environmental Systems Products Company, WinCup Corporation, Transonic Combustion Inc., EcoMotors International and the Lean Enterprise Institute. Mr. Runkle previously served as Chairman of Autocam and EP Management.

Qualifications

•   Executive management experience, including in the automotive industry

•   Directorship experience, including in the automotive industry, at board chairman level and with a public company

•   Independent of management

Matthew J. Simoncini

Biography

Mr. Simoncini has been a director of Lear since September 2011. Mr. Simoncini is the Company’s President and Chief Executive Officer, a position he has held since September 2011. Mr. Simoncini most recently served as the Company’s Senior Vice President and Chief Financial Officer, a position he held from October 2007 until September 2011. Previously, he served in other positions at the Company, including as Senior Vice President, Finance and Chief Accounting Officer since August 2006, Vice President, Global Finance since February 2006, Vice President of Operational Finance since June 2004, Vice President of Finance — Europe since 2001 and prior to 2001, in various senior financial management positions for both the Company and UT Automotive, Inc.

Qualifications

•   Executive management experience with Lear, current President and Chief Executive Officer, former Senior Vice President and Chief Financial Officer

•   Extensive international experience with Lear

•   Record of leadership, achievement and execution of our business and global strategy

Gregory C. Smith

Biography

Mr. Smith has been a director of Lear since November 2009. Mr. Smith, a retired Vice Chairman of Ford Motor Company, currently serves as Principal of Greg C. Smith LLC, a private management consulting firm, a position he has held since 2007. Previously, Mr. Smith was employed by Ford Motor Company for over 30 years until 2006. Mr. Smith held various executive-level management positions at Ford Motor Company, most recently serving as Vice Chairman from 2005 until 2006, Executive Vice President and President — Americas from 2004 until 2005, Group Vice President — Ford Motor Company and Chairman and Chief Executive Officer — Ford Motor Credit Company from 2002 to 2004, Vice President, Ford Motor Company, and President and Chief Operating Officer, Ford Motor Credit Company, from 2001 to 2002. Mr. Smith served as a director of Fannie Mae from 2005 until 2008. Currently, Mr. Smith serves as a director of Penske Corporation and Solutia Inc.

Qualifications

•  Executive management experience, including in the automotive industry

•  Experience and knowledge of automotive company operations, including engineering, manufacturing and finance

•  Extensive experience and knowledge of automotive industry

•  Public company directorship and committee experience

•  Independent of management

Henry D.G. Wallace

Biography

Mr. Wallace has served as the Company’s Non-Executive Chairman since August 2010 and has been a director of Lear since February 2005. Mr. Wallace worked for 30 years at Ford Motor Company until his retirement in 2001 and held several executive-level operations and financial oversight positions while at Ford, most recently as Group Vice President, Mazda and Asia Pacific Operations in 2001, Chief Financial Officer in 2000 and Group Vice President, Asia Pacific Operations in 1999. Mr. Wallace served as President and CEO of Mazda Motor Corporation in 1996 and 1997. Mr. Wallace also serves as a director of AMBAC Financial Group, Inc. and Diebold, Inc. Mr. Wallace formerly served as a director of Hayes Lemmerz International, Inc. (“Hayes Lemmerz”).

Qualifications

•  Executive management experience, including in the automotive industry

•  Experience and leadership with a global manufacturing company

•  Experience in finance, financial statement preparation and accounting, financial reporting and compliance and internal controls

•  Extensive international experience in Asia, Europe and Latin America

•  Leadership experience on boards of several public companies

•  Independent of management

Certain Legal Proceedings

Mr. Simoncini currently serves as the Company’s President and Chief Executive Officer, and also has served as the Company’s Senior Vice President and Chief Financial Officer, as described above. In July 2009, the Company filed for reorganization under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”).

Mr. Runkle held various executive-level positions at Delphi Corporation, as described above, until he retired in July 2005. Delphi Corporation filed for reorganization under chapter 11 of the Bankruptcy Code in October 2005.

Criteria for Selection of Directors

The following are the general criteria for the selection of our directors that the Nominating Committee utilizes in evaluating candidates for Board membership. None of the following criteria should be construed as minimum qualifications for director selection nor is it expected that director nominees will possess all of the criteria identified. Rather, they represent the range of complementary talents, backgrounds and experiences that the Nominating Committee believes would contribute to the effective functioning of our Board. The Nominating Committee considers, without limitation, a director nominee’s independence, skills and other attributes, experience, perspective, background and diversity. The general criteria set forth below are not listed in any particular order of importance:

•	Background, experience and record of achievement, including, without limitation, in the automotive industry;

•	Diversity with respect to viewpoints, background, experience, skill, education, national origin, gender, race, age, culture and current affiliations;

•	Personal and professional ethics and integrity, collegiality, objective perspective and practical judgment;

•	Ability and willingness to devote sufficient time to carry out duties and responsibilities effectively;

•	Commitment to maximizing intrinsic shareholder value;

•	Finance and accounting expertise; and

•	Independence — a majority of directors must be independent.

Our Corporate Governance Guidelines and Nominating Committee charter provide guidelines with respect to the consideration of director candidates. Under these guidelines, the Nominating Committee is responsible for, subject to approval by the Board, establishing and periodically reviewing the criteria for Board membership and selection of new directors, including independence standards. The Nominating Committee also may recommend to the Board changes to the portfolio of director skills, experience, perspective and background required for the effective functioning of the Board considering our strategy and the regulatory, geographic and market environments. Any such changes to the director selection criteria must be approved by the Board. The Nominating Committee screens candidates and recommends director nominees who are approved by the Board.

The Nominating Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and stockholders. The Nominating Committee also may retain a search firm (which may be paid a fee) to identify director candidates. Once a potential candidate has been identified, the Nominating Committee evaluates the potential candidate based on the Board’s criteria for selection of directors (described above) and the composition and needs of the Board at the time. All director candidates are evaluated on the same basis. Diversity is one of the criteria described above that the Nominating Committee and the Board consider in identifying director nominees, which they consider in the context of the Board as a whole. We define “diversity” broadly to include differences in viewpoints, background, experience, skill, education, national origin, gender, race, age, culture and current affiliations that may offer Lear exposure to contemporary business issues. Candidates also are evaluated in light of Board policies, such as those relating to director independence and service on other boards, as well as considerations relating to the size and structure of the Board. These qualifications may vary from year to year, depending on the composition of the Board at the time.

If a director candidate were to be recommended by a stockholder in accordance with the procedures set forth under “Recommendation of Directors by Stockholders” below, the Nominating Committee would evaluate such candidate in the same manner by which it evaluates other director candidates considered by the Nominating Committee.

Recommendation of Directors by Stockholders

In accordance with its charter, the Nominating Committee will consider candidates for election as a director of the Company recommended by any Lear stockholder, provided that the recommending stockholder follows the procedures set forth in Section 1.13 of Lear’s Bylaws for nominations by stockholders of persons to serve as directors.

Pursuant to Section 1.13 of the Bylaws, nominations of persons for election to the Board at a meeting of stockholders may be made by any stockholder of the Company entitled to vote for the election of directors at the meeting who sends a timely notice in writing to our Corporate Secretary. To be timely, a stockholder’s notice must be delivered to, or mailed and received by, our Corporate Secretary at the Company’s principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the annual meeting is more than 30 days prior to the anniversary of the preceding year’s annual meeting or more than 70 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the one hundred twentieth day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which “public announcement” of the date of such annual meeting is made by Lear. For purposes of the Bylaws, “public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by us with the SEC.

The stockholder’s notice or recommendation is required to contain certain prescribed information about each person whom the stockholder proposes to recommend for election as a director, the stockholder giving notice and the beneficial owner, if any, on whose behalf notice is given. The stockholder’s notice must also include the consent of the person proposed to be nominated and to serve as a director if elected. Recommendations or notices relating to director nominations should be sent to Lear Corporation, 21557 Telegraph Road, Southfield, Michigan 48033; Attention: Terrence B. Larkin, Executive Vice President, Business Development, General Counsel and Corporate Secretary.

A copy of our Bylaws, as amended, has been filed as an exhibit to our Current Report on Form 8-K filed with the SEC on November 9, 2009.

Independence of Directors

The Company’s Corporate Governance Guidelines provide that a majority of the members of the Board, and each member of the Audit Committee, Compensation Committee and Nominating Committee, must meet the criteria for independence set forth under applicable law and the New York Stock Exchange (“NYSE”) listing standards. No director qualifies as independent unless the Board determines that the director has no direct or indirect material relationship with the Company. The Board has established guidelines to assist in determining director independence which were last amended by the Board in November 2011. A copy of these guidelines is attached as Annex A to this proxy statement. The guidelines are part of our Corporate Governance Guidelines, available on our website at www.lear.com. In addition to applying these director independence guidelines and the NYSE independence guidelines, the Board will consider all relevant facts and circumstances of which it is aware in making an independence determination with respect to any director.

The Board has made director independence determinations with respect to each person who served as a director during any portion of 2011. Based on our director independence guidelines and the NYSE independence guidelines, the Board has affirmatively determined that (i) Messrs. Capo, Clawson, Foster, Mallett, Murtaugh, Runkle, Smith and Wallace (A) have no relationships or only immaterial relationships with us, (B) meet our director independence guidelines and the NYSE independence guidelines with respect to any such relationships and (C) are independent; and (ii) Messrs. Simoncini and Rossiter are not independent. Mr. Simoncini is our President and Chief Executive Officer, a position that was previously held by Mr. Rossiter.

Board’s Role in Risk Oversight

The Board, with the assistance of the Board committees, is responsible for overseeing management actions to ensure that material risks affecting the Company are identified and managed appropriately. The Board and its committees regularly review material operational, financial, compensation and compliance risks with senior management. In addition, the Board and its committees exercise their risk oversight function by carefully evaluating the reports they receive from management and by making inquiries of management on areas of particular interest to the Board.

As set forth in its charter, the Audit Committee is responsible for discussing with management the Company’s process for assessing and managing risks, including the Company’s major financial risk exposures and the steps necessary to monitor and control such exposures. In addition, the Audit Committee is responsible for ensuring that the Company has an internal audit function to provide management and the Audit Committee with ongoing assessments of the Company’s risk management process and system of internal controls. The Audit Committee also performs a central oversight role with respect to financial and compliance risks, meets periodically with senior management, our vice president of internal audit, our chief compliance officer and our independent auditor, Ernst & Young LLP, and reports on its findings at each regularly scheduled meeting of the Board.

In the past, we have completed both comprehensive and focused risk assessments. During 2010, we expanded and formalized an enterprise risk management process designed to facilitate the identification, assessment and management of certain key risks to achieving our strategic objectives. The enterprise risk management process supplements management’s ongoing responsibilities to monitor and address risks by working with risk owners to identify causes of and action plans for certain key risks, which then are discussed with senior management to promote visibility and ensure appropriate risk response strategies. The Audit Committee receives quarterly reports from senior management on the progress of our enterprise risk management process and reports to the Board, as appropriate. The Audit Committee and Board also periodically receive reports on risks addressed in the enterprise risk management process, in addition to reports on other risks.

Our other Board committees also have responsibility for the oversight of risk management. For example, the Compensation Committee considers the risks associated with our compensation policies and practices, as discussed further under “Compensation and Risk.” Further, the Nominating Committee oversees risks associated with our governance structure and processes and annually reviews our organizational documents, Corporate Governance Guidelines and other policies. The committees primarily keep the Board informed of their risk oversight and related activities through reports of the committee chairmen to the Board. The Board also considers specific risk topics in connection with strategic planning and other matters.

Corporate Governance

The Board has approved Corporate Governance Guidelines and a Code of Business Conduct and Ethics. All of our corporate governance documents, including the Corporate Governance Guidelines, the Code of Business Conduct and Ethics and committee charters, are available on our website at www.lear.com or in printed form upon request by contacting Lear Corporation at 21557 Telegraph Road, Southfield, Michigan 48033, Attention: Investor Relations. The Board regularly reviews corporate governance developments and modifies these documents as warranted. Any modifications will be reflected on our website.

Other Board Information

Leadership Structure of the Board

The Board appointed Henry D. G. Wallace as Non-Executive Chairman of the Board in August 2010. Prior to such appointment, Robert E. Rossiter, our former Chief Executive Officer, President and member of our Board, acted as Chairman of the Board. We separated these positions to allow the Chief Executive Officer to focus on the execution of our business strategy, growth and development, while allowing the Non-Executive Chairman to lead the Board in its fundamental role of providing advice to, and independent oversight of, management. The Board recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman. While our Bylaws and Corporate Governance Guidelines do not require that our Chairman and Chief Executive Officer positions be separate, the Board believes that having separate positions and having an independent director serve as Non-Executive Chairman is the appropriate leadership structure for us at this time.

Board Meetings

In 2011, our Board held nine meetings. In addition to our Board meetings, our directors attend meetings of committees established by our Board. Each director participated in at least 75% of the total number of meetings of our Board and the committees on which he serves. Our directors are encouraged to attend all annual and special meetings of our stockholders. In 2011, our annual meeting of stockholders was held on May 12, 2011, and all of our directors attended.

Meetings of Non-Employee Directors

In accordance with our Corporate Governance Guidelines and the listing standards of the NYSE, our non-employee directors meet regularly in executive sessions of the Board without management present. Mr. Wallace, our Non-Executive Chairman, presides over these executive sessions.

Committees of the Board

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee. The following chart sets forth the directors who currently serve as members of each of the Board committees. During 2011, in addition to the committee membership listed below, Mr. Clawson served as a member of the Compensation Committee until May 2011, Mr. Murtaugh served as a member of the Nominating Committee until his resignation from the Board in January 2011, and Mr. Rossiter did not serve on any Board committees prior to his resignation from the Board in September 2011.

Directors	Audit Committee	Compensation Committee	Nominating Committee
Thomas P. Capo	X		C
Curtis J. Clawson			X
Jonathan F. Foster	X		X
Conrad L. Mallett, Jr.		C	X
Donald L. Runkle		X
Matthew J. Simoncini
Gregory C. Smith	C	X
Henry D.G. Wallace*	X	X

*	Non-Executive Chairman

“C”	denotes member and chairman of committee.

“X”	denotes member.

Audit Committee

In 2011, the Audit Committee held nine meetings. Each of the members of the Audit Committee is a non-employee director. In addition, the Board has determined that all of the members of the Audit Committee are independent as defined in the listing standards of the NYSE and that all such members are financially literate. The Board also has determined that all members of the Audit Committee are audit committee financial experts, as defined in Item 407(d) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and have accounting or related financial management expertise. Our Corporate Governance Guidelines limit the number of public company audit committees on which an Audit Committee member can serve to three or fewer audit committees (including the Company’s Audit Committee) without approval of the Board. None of our Audit Committee members serves on more than three public company audit committees (including the Company’s Audit Committee). For a description of the Audit Committee’s responsibilities and findings, see “Audit Committee Report.” The Audit Committee operates under a written charter setting forth its functions and responsibilities. A copy of the current charter is available on our website at www.lear.com or in printed form upon request.

Compensation Committee

In 2011, the Compensation Committee held seven meetings. Each of the members of the Compensation Committee is a non-employee director. In addition, the Board has determined that all of the members of the Compensation Committee are independent as defined in the listing standards of the NYSE. The Compensation Committee has overall responsibility for approving and evaluating director and officer compensation plans, policies and programs of the Company and reviewing the disclosure of such plans, policies and programs to our stockholders in the annual proxy statement. The Compensation Committee operates under a written charter setting forth its functions and responsibilities. A copy of the current charter is available on our website at www.lear.com or in printed form upon request.

In consultation with the Company’s management, the Compensation Committee establishes the general policies relating to senior management compensation and oversees the development and administration of such compensation programs. Our human resources executives and staff support the Compensation Committee in its work. These members of management work with compensation consultants whose engagements have been approved by the Committee, accountants and legal counsel, as necessary, to implement the Compensation Committee’s decisions, to monitor evolving competitive practices and to make compensation recommendations to the Compensation Committee. Our human resources management develops specific compensation recommendations for senior executives, which are first reviewed by senior management and then presented to the Compensation Committee and its independent compensation consultant. The Compensation Committee has final authority to approve, modify or reject the recommendations and to make its decisions in executive session. The Compensation Committee approves all compensation of our executive officers, including equity awards. Under our equity award policy, an aggregate equity award pool to non-executives may be approved by the Compensation Committee and allocated to individuals by a committee consisting of the Company’s Chief Executive Officer and the Chairman of the Compensation Committee.

The Compensation Committee utilizes Pay Governance LLC (“Pay Governance”), as its independent compensation consultant. The consultant reports directly to the Compensation Committee as requested, including with respect to management’s recommendations of compensation programs and awards. The Compensation Committee has the sole authority to approve the scope and terms of the engagement of such compensation consultant and to terminate such engagement. The mandate of the consultant is to serve the Company and work for the Compensation Committee in its review of executive and director compensation practices, including the competitiveness of pay levels, program design, market trends and technical considerations. Pay Governance has assisted the Compensation Committee with the development of competitive market data and a related assessment of the Company’s executive compensation levels, evaluation of annual and long-term incentive compensation strategy and compilation and review of total compensation data and tally sheets (including data for certain termination and change in control scenarios) for the Company’s Named Executive Officers (as defined in “Compensation Discussion and Analysis”). As part of this process, the Compensation Committee also reviewed a comprehensive global survey of peer group companies which was compiled in late 2010 by Pay Governance. See, “Compensation Discussion and Analysis — Benchmarking.” Other than with respect to consulting on executive and director compensation matters, Pay Governance has performed no other services for the Compensation Committee or the Company.

Nominating Committee

In 2011, the Nominating Committee held eleven meetings. Each of the members of the Nominating Committee is a non-employee director. In addition, the Board has determined that all of the members of the Nominating Committee are independent as defined in the listing standards of the NYSE.

The Nominating Committee is responsible for, among other things: (i) identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board; (ii) recommending director nominees to the Board for election at the next annual meeting of the stockholders of Lear; (iii) in the event of a vacancy on or an increase in the size of the Board, recommending director nominees to the Board to fill such vacancy or newly established Board seat; (iv) recommending directors to the Board for membership on each committee of the Board; (v) establishing and reviewing annually our Corporate Governance Guidelines and Code of Business Conduct and Ethics; and (vi) reviewing potential conflicts of interest involving our executive officers. The Nominating Committee operates under a written charter setting forth its functions and responsibilities. A copy of the current charter is available on our website at www.lear.com or in printed form upon request.

Communications to the Board

Stockholders and interested parties can contact the Board (including the Non-Executive Chairman and non-employee directors) through written communication sent to Lear Corporation, 21557 Telegraph Road, Southfield, Michigan 48033, Attention: Terrence B. Larkin, Executive Vice President, Business Development, General Counsel and Corporate Secretary. Our General Counsel reviews all written communications and forwards to the Board a summary and/or copies of any such correspondence that is directed to the Board or that, in the opinion of the General Counsel, deals with the functions of the Board or Board committees or that he otherwise determines requires the Board’s or any Board Committee’s attention. Concerns relating to accounting, internal accounting controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters. From time to time, the Board may change the process by which stockholders may communicate with the Board. Any such changes will be reflected in our Corporate Governance Guidelines, which are posted on our website at www.lear.com.

Communications of a confidential nature can be made directly to our non-employee directors or the Chairman of the Audit Committee regarding any matter, including any accounting, internal accounting control or auditing matter, by submitting such concerns to the Audit Committee or the Non-Executive Chairman. Any submissions to the Audit Committee or the Non-Executive Chairman should be marked confidential and addressed to the Chairman of the Audit Committee or the Non-Executive Chairman, as the case may be, c/o Lear Corporation, P.O. Box 604, Southfield, Michigan 48037. In addition, confidential communications may be submitted in accordance with other procedures set forth from time to time in our Corporate Governance Guidelines, which are posted on our website at www.lear.com. Any submission should contain, to the extent possible, a full and complete description of the matter, the parties involved, the date of the occurrence or, if the matter is ongoing, the date the matter was initiated and any other information that the reporting party believes would assist the Audit Committee or the Non-Executive Chairman in the investigation of such matter.

Director Compensation

As described more fully below, the following table summarizes the annual compensation for our non-employee directors during 2011.

2011 Director Compensation

Name	Fees Earned or Paid in Cash(1)(2)	Stock Awards(3)	Total
Thomas P. Capo	$127,610	$129,968	$257,578
Curtis J. Clawson	$111,610	$129,968	$241,578
Jonathan F. Foster	$117,610	$129,968	$247,578
Conrad L. Mallett, Jr.	$121,610	$129,968	$251,578
Philip F. Murtaugh(4)	$7,167	$—	$7,167
Donald L. Runkle	$111,610	$129,968	$241,578
Gregory C. Smith	$137,610	$129,968	$267,578
Henry D.G. Wallace	$187,610	$212,455	$400,065

(1)	Includes cash retainer and other fees earned for service as directors in 2011, as discussed in more detail below. Dollar amounts are comprised as follows:

Name	Annual Retainer Fee	Second Tranche of Restricted Cash Grant Plus Interest	Aggregate Non-Standing Committee Meeting Fees
Thomas P. Capo	$96,000	$25,610	$6,000
Curtis J. Clawson	$86,000	$25,610	$—
Jonathan F. Foster	$86,000	$25,610	$6,000
Conrad L. Mallett, Jr.	$96,000	$25,610	$—
Philip F. Murtaugh	$7,167	$—	$—
Donald L. Runkle	$86,000	$25,610	$—
Gregory C. Smith	$106,000	$25,610	$6,000
Henry D.G. Wallace	$156,000	$25,610	$6,000

The base annual cash retainer is $110,000, but is reduced by $24,000 for each of 2010, 2011 and 2012 while the restricted cash grant installments are earned. A restricted cash grant was made on January 29, 2010 with a notional value of $72,000. This grant vests monthly (from January 1, 2011) and pays an equal amount in cash ($24,000 plus interest) on each of the first three anniversaries of the grant date, provided the director remains on the Board. Therefore, only $24,000 of the grant (plus interest through January 2012, as shown) was earned by each non-employee director for service during 2011.

(2)	Amounts of the retainer and restricted grant may be deferred into an interest bearing account only. The following directors elected to defer the following percentages of their 2011 cash retainer and restricted grant into an interest bearing account: Mr. Mallett — 50% of the January cash retainer and 100% of the restricted grant; and Mr. Capo — 100% of the restricted grant.

(3)	For the annual grant of stock, the amounts reported in this column for each director reflect the aggregate grant date fair value determined in accordance with FASB Accounting Standards Codification™ (“ASC”) 718, “Compensation-Stock Compensation.”

(4)	Mr. Murtaugh resigned from the Board on January 21, 2011.

Summary of 2011 Director Compensation

Annual Cash Retainer

Following the completion of our financial restructuring, the Outside Directors Compensation Plan was amended, effective January 1, 2010. Under the amended plan, the annual cash retainer for each non-employee director is $110,000. The additional cash retainer for the Presiding Director, if any, and the Chairman of each of the Compensation Committee and the Nominating Committee is $10,000 and the additional cash retainer for the Chairman of the Audit Committee is $20,000. The annual cash retainer for each non-employee director is paid in installments on the last business day of the month (for the following month’s installment). The annual cash retainer for each director who received a final restricted cash grant on January 29, 2010, was reduced by $24,000 per year for three years to offset the amount of the $72,000 final restricted cash grant. The restricted cash grants are described in more detail below.

Meeting fees for the Board and standing committees have been eliminated, except that each non-employee director remained eligible to receive $1,500 for each meeting of the Board in excess of twelve that he attends in a calendar year. Meeting fees for special committees of the Board are set by the Board at the time of the formation of the special committee. Meeting fees, if any, are paid on the last business day of the month (for that month’s meeting fees). In 2011 the Board established the Executive Development Committee, a special committee to identify the successor to the Chief Executive Officer. Meeting fees for the Executive Development Committee were set at $1,000 for each meeting.

Equity Compensation

Pursuant to the Outside Directors Compensation Plan, each non-employee director received an annual unrestricted grant of Lear common stock approximately equal in value to $130,000 and subject to the stock ownership guidelines described below. Stock grants are made on the date of the annual meeting of stockholders at which a director is elected or re-elected to serve on the Board.

Non-Executive Chairman Compensation

In August 2010, the Board appointed Mr. Wallace as Non-Executive Chairman and approved an additional annual cash retainer in the amount of $70,000 and an additional annual grant of Lear common stock equal in value to $82,500, which annual amounts were initially pro-rated for the remainder of 2010 following his appointment. The payment schedule for this additional annual compensation is the same as that described above. Mr. Wallace ceased receiving the additional cash retainer for his service as Presiding Director upon his appointment as Non-Executive Chairman. There currently is no Presiding Director.

Restricted Cash Grant

The final restricted cash grant of $72,000 was made on January 29, 2010. After this final restricted grant, non-employee directors shall no longer receive restricted grants. The final restricted grant was cash-based and credited to a notional interest-bearing (at the prime rate) account that vests monthly over a three-year period and pays out in cash in equal amounts (i.e. approximately $24,000) on each of the first three anniversaries of the grant date. There may be accelerated vesting of the final restricted grant upon a change in control, death, disability or retirement (termination of service if a director is at least 70 years of age, has 6 years of service on the termination date, or in circumstances that the Board, in its discretion, determines not to be adverse to the Company’s best interests). As mentioned above, the annual cash retainer for each director who received a final restricted cash grant on January 29, 2010, was reduced by $24,000 per year for three years to offset the amount of the $72,000 final restricted grant.

Deferrals

A non-employee director may elect to defer receipt of all or a portion of his annual retainer and any meeting fees, as well as any cash payments made upon vesting of the restricted cash grant, pursuant to a valid deferral election. To the extent that any such amounts are deferred, they are credited to a notional account and bear interest at an annual rate equal to the prime rate (as defined in the Outside Directors Compensation Plan). Beginning in 2012, non-employee directors may also elect to defer all or a portion of their annual stock retainer into deferred stock units.

In general, amounts deferred are paid to a non-employee director as of the earliest of:

•	the date elected by such director;

•	the date the director ceases to be a director; or

•	the date a change of control (as defined in the Outside Directors Compensation Plan) occurs.

Retainer, meeting fees and restricted cash amounts that are deferred are paid in cash in a single sum payment or, at the director’s election, in installments. Amounts of the stock grant that are deferred are paid in the form of shares of common stock in a lump sum or installments in accordance with the director’s election.

Stock Ownership Guidelines

The Company has a long-standing practice of having stock ownership guidelines for non-employee directors. In 2007, the Compensation Committee modified the guidelines to provide for specified share ownership levels rather than a value of share ownership based on a multiple of a director’s annual retainer. A similar change to a fixed share amount was also made to the management stock ownership guidelines. The management stock ownership guidelines are discussed in “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Incentives — Management Stock Ownership Guidelines.” The stock ownership level of 13,000 shares must be achieved by each non-employee director within five years of becoming a director and was adjusted for the 2-for-1 stock split of our common stock, effective March 17, 2011.

General

Directors who are also our employees receive no compensation for their services as directors except reimbursement of expenses incurred in attending meetings of our Board or Board committees.

Security Ownership of Certain Beneficial Owners, Directors and Management

The following table sets forth, as of March 30, 2012 (except as indicated below), beneficial ownership, as defined by SEC rules, of our common stock and ownership of restricted stock units (“RSUs”) by the persons or groups specified. Each of the persons listed below has sole voting and investment power with respect to the beneficially owned shares listed unless otherwise indicated. The percentage calculations set forth in the table are based on 97,768,049 shares of common stock outstanding on March 30, 2012, rather than based on the percentages set forth in stockholders’ Schedules 13G filed with the SEC.

	Number of Shares of Common Stock Owned Beneficially	Percentage of Common Stock Owned Beneficially	Number of RSUs Owned(9)
5% Beneficial Owners:
AllianceBernstein LP(1)	8,710,728	8.9%	—
Prudential Financial, Inc.(2)	6,388,049	6.5%	—
Jennison Associates LLC(3)	6,301,849	6.4%	—
BlackRock, Inc.(4)	5,505,794	5.6%	—
Lazard Asset Management LLC(5)	5,442,745	5.6%	—
Executive Officers and Directors:
Matthew J. Simoncini(6)(8)	—	*	105,951
Jason M. Cardew(6)	—	*	17,430
Raymond E. Scott(6)	—	*	77,440
Terrence B. Larkin(6)	—	*	77,440
Melvin L. Stephens(6)	—	*	40,980
Robert E. Rossiter(6)	—	*	228,241
Louis R. Salvatore(6)(7)	—	*	58,242
Thomas P. Capo(8)	6,392	*	—
Curtis J. Clawson(8)	6,252	*	—
Jonathan F. Foster(8)	7,752	*	—
Conrad L. Mallett, Jr.(8)	4,232	*	—
Donald L. Runkle(8)	9,852	*	—
Gregory C. Smith(8)	6,252	*	—
Henry D.G. Wallace(8)	4,139	*	—
Total Executive Officers and Directors as a Group (15 individuals)	44,871	*	388,960

*	Less than 1%

(1)	Information contained in the columns above and this footnote is based on a report on Schedule 13G filed with the SEC on February 13, 2012 by AllianceBernstein L.P. (“AllianceBernstein”). AllianceBernstein is a majority owned subsidiary of AXA Financial, Inc. (“AXA Financial”) and an indirect majority owned subsidiary of AXA SA (“AXA”). AllianceBernstein operates under independent management and makes independent decisions from AXA and AXA Financial and their respective subsidiaries, and AXA and AXA Financial calculate and report beneficial ownership separately from AllianceBernstein pursuant to guidance provided by the SEC. AllianceBernstein may be deemed to have beneficial ownership over 8,710,728 shares of common stock, 6,721,817 shares over which AllianceBernstein has sole voting power. AllianceBernstein may be deemed to share beneficial ownership with AXA reporting persons by virtue of 480 shares of common stock acquired on behalf of the general and separate accounts of affiliated entities for which AllianceBernstein serves as a subadvisor. The principal place of business of AllianceBernstein is 1345 Avenue of the Americas, New York, New York 10105.

(2)

Information contained in the table above and this footnote is based on a report on Schedule 13G filed with the SEC on February 13, 2012 by Prudential Financial, Inc. (“Prudential”). Prudential may be deemed the beneficial owner of securities beneficially owned by The Prudential Insurance Company of America

(“PICOA”), Jennison Associates LLC (“Jennison”), Prudential Investment Management, Inc. and Quantitative Management Associates LLC and may have direct or indirect voting and/or investment discretion over 6,376,149 shares which are held for its own benefit or for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. Prudential, through its indirect ownership of PICOA, may be deemed to beneficially own 11,900 shares for the benefit of PICOA’s general account. Prudential is reporting the combined holdings of these entities for the purpose of administrative convenience. Prudential may be deemed to have sole power to vote or direct the vote, and dispose or direct the disposition of 620,326 shares of common stock, Prudential may be deemed to have shared power to vote or direct the vote of 3,44,935 shares and shared power to dispose or direct the disposition of 5,767,723 shares. Prudential’s principal place of business is 751 Broad Street, Newark, New Jersey, 07102.

(3)	Information contained in the table above and this footnote is based on a report on Schedule 13G filed with the SEC on February 14, 2012 by Jennison. Jennison may be deemed to have beneficial ownership over 6,301,849 shares. Jennison has shared dispositive power over 6,301,849 shares and sole voting power over 6,058,272 shares. Jennison furnishes investment advice to several investment companies, insurance separate accounts, and institutional clients (“Managed Portfolios”). As a result of its role as investment adviser of the Managed Portfolios, Jennison may be deemed to be the beneficial owner of the shares of Lear’s common stock held by such Managed Portfolios. Prudential indirectly owns 100% of equity interests of Jennison. As a result, Prudential may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison may have with respect to Lear’s common stock held by the Managed Portfolios. Jennison does not file jointly with Prudential, and, as such, shares of Lear’s common stock reported on Jennison’s Schedule 13G may be included in the shares reported on the Schedule 13G filed by Prudential. Jennison’s principal place of business is 466 Lexington Avenue, New York, New York 10017.

(4)

Information contained in the table above and this footnote is based on a report on Schedule 13G filed with the SEC on February 9, 2012 by BlackRock, Inc. (“BlackRock”). BlackRock’s principal place of business is 40 East 52nd Street, New York, New York 10022.

(5)	Information contained in the table above and this footnote is based on a report on Schedule 13G filed with the SEC on February 8, 2012 by Lazard Asset Management LLC (“Lazard”). Lazard’s principal place of business is 30 Rockefeller Plaza, New York, New York 10112.

(6)	The individual is a Named Executive Officer.

(7)	Information contained in the table above is based on information most recently available to the Company.

(8)	The individual is a director.

(9)	Includes the RSUs owned by our executive officers as of March 30, 2012. These RSUs are subject to all of the economic risks of stock ownership but may not be voted or sold and are subject to vesting provisions as set forth in the respective grant agreements.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon our review of reports filed with the SEC and written representations that no other reports were required, we believe that all of our directors and executive officers complied with the reporting requirements of Section 16(a) of the Exchange Act during 2011, with the following exceptions: the sale of common stock by Conrad L. Mallett, Jr. on June 21, 2011 was inadvertently reported late on a Form 4 filed on June 27, 2011 and the grant of restricted stock units to Frank C. Orsini on October 24, 2011 was inadvertently reported late on a Form 5 filed on February 13, 2012.

COMPENSATION DISCUSSION AND ANALYSIS

The following discusses the material elements of the compensation for our Chief Executive Officer (or “CEO”), Chief Financial Officer and each of the other executive officers listed in the “2011 Summary Compensation Table” (collectively, the “Named Executive Officers”) during the year ended December 31, 2011. To assist in understanding compensation for 2011, we have included a discussion of our compensation policies and practices for periods before and after 2011 where relevant. To avoid repetition, in the discussion that follows we make occasional cross-references to specific compensation data and terms for our Named Executive Officers contained in “Executive Compensation.” In addition, because we have a global team of managers in 35 countries, our compensation program is designed to provide some common standards throughout the Company and, therefore, much of what is discussed below applies to executives in general and is not limited specifically to our Named Executive Officers.

Named Executive Officers

Our Named Executive Officers for 2011 are:

Matthew J. Simoncini, President and Chief Executive Officer

Jason M. Cardew, Vice President and Interim Chief Financial Officer

Raymond E. Scott, Executive Vice President and President, Seating

Terrence B. Larkin, Executive Vice President, Business Development, General Counsel and Corporate Secretary

Melvin L. Stephens, Senior Vice President, Communications, Facilities and Investor Relations

Robert E. Rossiter, Former Chief Executive Officer and President

Louis R. Salvatore, Former Senior Vice President and President, Seating

Executive Summary

We are a leading Tier 1 supplier to the global automotive industry. Our business covers all major automotive markets, and we supply our products to virtually every major automotive manufacturer in the world. Our manufacturing, engineering and administrative footprint spans 35 countries and 207 locations, and we are continuing to expand into emerging markets as opportunities develop. We have a market median-based executive compensation program, which is closely linked to our Company’s performance.

Our financial results were strong in 2011, which is reflected in the incentive payouts for award cycles that ended in 2011. Specifically, our earnings, cash flow and return on invested capital were above targeted levels. In addition, we accomplished several important leadership, strategic and operational objectives which position the Company well for the future.

Highlights of our performance and significant events in 2011 include the following:

•

We completed a successful transition of our leadership, with our Board appointing Mr. Simoncini as President and CEO effective September 1, 2011. Mr. Simoncini, who succeeded Mr. Rossiter as CEO, has been with Lear and our predecessor companies for 15 years, most recently serving as our Senior Vice President and Chief Financial Officer since 2007. Mr. Rossiter worked at Lear for 40 years, including the last 11 years as our CEO, over seven years of which he also served as our Chairman of the Board.

•

In 2011, we continued to grow sales (annual sales increased 18% to $14.2 billion) while continuing to further diversify existing sales, with two-thirds of our revenues being generated outside of North America, including approximately $2.4 billion in BRIC countries (Brazil, Russia, India and China), delivered strong Adjusted Operating Income growth of 25% (and achieved ten consecutive quarters of quarterly improvement) and generated positive Free Cash Flow. As a result, we ended the year with $1.8 billion in cash and cash equivalents (with no debt maturities until 2018), resulting in the strongest balance sheet in our history.

•

Our financial performance exceeded the target performance levels under our incentive programs in the three key financial metrics of Adjusted Operating Income, Free Cash Flow, and Adjusted Return on Invested Capital (“Adjusted ROIC”). The two-year (2010 to 2011) Adjusted ROIC results exceeded the maximum performance level for our 2010 Performance Units, as illustrated below (see “— 2011 Incentive Programs — Pay for Performance,” “— 2011 Incentive Programs — Annual Incentives” and “— 2011 Incentive Programs — Long-Term Incentives” below for more information regarding these non-GAAP financial measures):

	Target	Maximum	Actual
2011
Adjusted Operating Income	$710 million	$1,000 million	$786.5 million
Free Cash Flow	$400 million	$530 million	$460.8 million
2010-2011 (2-year period)
Adjusted ROIC	6.9%	10.2%	13.45%*

*	This result is calculated by averaging 2010 Adjusted ROIC performance of 12.2% and 2011 Adjusted ROIC performance of 14.7%.

•	We amended our revolving line of credit in 2011, increasing our borrowing availability to $500 million.

•	We initiated a three year, $400 million share repurchase program in February 2011 and increased the share repurchase authorization by $300 million in January 2012.

•

We introduced a quarterly cash dividend of $0.25 per share in the first quarter of 2011 ($0.125 per share after our 2-for-1 stock split in March 2011), which was increased to $0.14 per share in February 2012.

•	In total, we returned $330 million to stockholders in 2011 through a combination of share repurchases and cash dividends.

•	As a reflection of our improved liquidity, we received credit rating increases from Standard & Poor’s and Moody’s to BB and Ba2, respectively.

The highlights of our 2011 executive compensation program resulting from our 2011 Company financial performance were as follows:

•

Incentive payouts were commensurate with our financial results. As illustrated below, annual incentive awards were earned at 123.1% of the targeted level and the second tranche (25% of the award opportunity) of the 2010-2012 cycle of long-term Performance Units were earned at the maximum (200% of target) level based on achievement of the financial goals outlined above.

	Target Payout %	Maximum Payout %	Actual % Earned
2011 Annual Incentive Award
Adjusted Operating Income (50% of award)	100%	200%	126.4%
Free Cash Flow (50% of award)	100%	200%	119.8%
	Total Annual Incentive Award		123.1%

	Target Payout %	Maximum Payout %	Actual % Earned
2010 Long-Term Performance Units (Second Tranche Covering 2010-2011 Period)
Adjusted ROIC	100%	200%	200%

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Long-term incentive awards granted in February 2011 to our Named Executive Officers were solely in the form of equity to further link the interests of our executives with those of our stockholders. For 2011, we awarded share-based Performance Shares in lieu of cash-settled Performance Units to represent 75% of the value of our long-term incentive award. We introduced Performance Shares in order to link our executives’ interests with those of our stockholders through our stock price while also rewarding executives based on our financial performance. The resulting grant mix for 2011 was 75% Performance Shares / 25% Restricted Stock Units (“RSUs”), whereas the grant mix in 2010 had been 75% cash-settled Performance Units / 25% RSUs.

We maintain several compensation program features and corporate governance practices to ensure a strong link between executive pay, Company performance and stockholder interests and to ensure that we have a fully competitive executive compensation program:

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Our Compensation Committee has engaged an independent compensation consultant, Pay Governance, to assist with the ongoing review of our executive compensation program to ensure that our program is competitive and appropriate given the Company’s objectives and prevailing market practices.

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Annually, we review key elements of our executive compensation program, pay tally sheets, a summary of market practices and emerging trends, and discuss potential implications to the Company in the context of our business strategy and talent needs.

•

As shown in the charts below for our 2011 target total direct compensation opportunity (base salary plus target incentive opportunities), the majority of Named Executive Officer compensation is incentive-based, which is only earned if specific annual or multi-year financial goals are achieved or exceeded (i.e., fully “at Risk”). As shown below, over 75% of our Named Executive Officers’ compensation is “at Risk,” including long-term RSU awards (whose values rise and fall with our stock price) and performance-based awards such as annual incentive awards and long-term performance share awards, which are dependent on achievement of specified financial performance goals and fully “at Risk.”

2011 Total Direct Compensation Allocation (Assuming at Risk Components at Target)

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The Compensation Committee closely monitors the composition and mix of performance measures in our annual and long-term incentive programs to ensure that our executive compensation program is aligned with our business strategy and financial results and competitive with comparator companies. We use multiple balanced and coordinated financial performance measures in our incentive plans with different measures used in the annual and long-term incentive plans.

•	Our Named Executive Officers and other senior executives are subject to stock ownership guidelines.

•

We completed a comprehensive compensation risk assessment with assistance from our outside legal counsel and Pay Governance. This assessment affirmed that our pay practices and metrics do not create risks that are reasonably likely to have a material adverse effect on the Company.

•	We do not pay any tax gross-ups on perquisites.

•

In 2011, we did not amend or enter into any new employment agreements containing excise tax gross-up provisions. In fact, we eliminated the excise tax gross-up provision from Mr. Simoncini’s and Mr. Rossiter’s amended and restated employment agreements entered into in connection with the CEO succession.

•	Additionally, beginning in 2011, we made a commitment not to enter into any future employment agreements containing excise tax gross-ups.

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Effective January 1, 2012, we eliminated a separate annual perquisite allowance by adding this amount to the base salary of our Named Executive Officers. However, for purposes of determining incentive awards, which are specified as a multiple of salary, the prior perquisite amount is excluded to result in no change in target total direct compensation from the elimination of the perquisite allowance.

•

We eliminated personal use of our corporate aircraft for Named Executive Officers, except with respect to the CEO, who may have very limited personal use of corporate aircraft, subject to the approval of the Chairman of the Board or Chairman of the Compensation Committee.

As we move forward through challenging industry and economic conditions, we will continue to monitor our executive compensation programs and consider appropriate modifications that will allow us to drive achievement of our business strategy and targeted financial results, meet our talent needs and maintain fully-competitive compensation programs and practices to maximize long-term stockholder value.

2011 Advisory Vote on Executive Compensation

The Compensation Committee reviewed the results of the 2011 stockholder advisory vote on Named Executive Officer compensation and incorporated the results as one of the many factors considered in connection with the discharge of its responsibilities. Because a substantial majority (over 95%) of our stockholders approved the compensation program described in our 2011 Proxy Statement, the Compensation Committee did not implement changes to our executive compensation program as a direct result of the stockholders’ advisory vote.

Executive Compensation Philosophy and Objectives

The objectives of our compensation policies are to:

•	optimize profitability, cash flow, and revenue growth;

•	link the interests of management with those of stockholders;

•	align management’s compensation with our business strategy and compensation philosophy;

•	provide management with incentives for excellence in individual performance;

•	maintain a strong link between executive pay and Company performance;

•	promote teamwork within our group of global managers (our “One Lear” concept); and

•	attract, reward and retain the best available executive talent.

To achieve these objectives, we believe that the total compensation program for executive officers should consist of the following:

•	base salary;

•	annual incentives;

•	long-term incentives;

•	retirement plan benefits;

•	certain health, welfare and other benefits; and

•	termination/change in control benefits.

The Compensation Committee routinely reviews the elements noted above, which are designed to both attract and retain executives while also providing proper incentives for performance. In general, the Compensation Committee monitors compensation levels to ensure that a higher proportion of an executive’s total compensation is “at risk,” awarded in the form of variable and performance-based components (dependent on Company performance), as the executive’s responsibilities increase. The Compensation Committee selects the specific form of compensation within each of the above-referenced elements based on competitive industry practices, the cost to the Company versus the benefit provided to the recipient, the impact of accounting and tax rules and other relevant factors. Fundamentally, we target the amounts of each element of our executive compensation program to be at or near the market median. Actual compensation earned can be above or below the median commensurate with individual and Company performance.

Benchmarking

General

To ensure that our executive compensation program is competitive in the marketplace, we have historically benchmarked ourselves against a comparator group of broad industrial companies, including Tier 1 automotive suppliers. In addition to pay benchmarking, other factors (including our business strategy, talent needs, cost, etc.) are considered in setting target pay and incentive levels. In late 2010, we reviewed a comprehensive survey of these comparator group companies which was prepared by Pay Governance, the Compensation Committee’s independent consultant. In determining our comparator group, we focus on companies with global operations of more than $1 billion in revenue and strive for a consistent group of companies from year to year; however, we delete and replace companies when changes in comparators make them inappropriate. We also strive to select comparator group companies that participate in annual executive compensation surveys, allowing for analysis of relevant data. For the 2011 analysis, this broad industrial group consisted of 38 companies (listed below) with median revenues of $12 billion. Although this group is generally consistent in its composition from year to year, companies may be added or removed from the list based on their willingness to participate in annual compensation surveys used by the compensation consultant or based on significant business changes such as mergers, acquisitions or bankruptcies. For 2011, the following four companies were removed from the Company’s comparator group because they did not participate in the annual executive compensation survey: ArvinMeritor, Cooper Tire & Rubber, Hayes Lemmerz, and Raytheon. Pursuant to the analysis performed by Pay Governance, there was no significant change to the executive compensation data of the Company’s comparator group as a result of the removal of these four companies.

The Compensation Committee targets base salaries, annual incentive awards, long-term incentive awards and total direct compensation of our executives at the median of the comparator group, on average. Actual compensation will vary based on such factors as external business conditions, the Company’s actual financial performance, an individual executive’s performance, and achievement of specified management objectives. Overall performance may result in actual compensation levels that are more or less than the target. For 2011, following market-based increases, the base salaries, targeted annual incentive awards, targeted long-term incentive awards and targeted total direct compensation for our Named Executive Officers were, on average, market competitive with the median level for comparable positions within our comparator group.

We believe that the broad industrial comparator group listed below is the most representative of the market in which we compete for executive talent. We believe it is appropriate to include companies outside of the automotive supplier industry in our comparator group because we are seeking the best executive talent available and many of our executives possess transferable skills. The broad industrial group also provides more robust and position-specific data than a group solely consisting of automotive suppliers, which reduces the volatility, or year-over-year change, in the position-specific market data.

The comparator group for the 2010 comprehensive survey (used in 2011) is shown in the table below:

• 3M Company	• Masco
• Alcoa	• Motorola
• Ball Corporation	• Navistar International*
• Boeing	• Northrop Grumman
• Caterpillar	• Oshkosh Truck
• Dana Holding Corp*	• Parker Hannifin
• Deere & Company	• PPG Industries*
• Eaton Corporation*	• Rockwell Automation
• Emerson Electric	• Rockwell Collins
• Federal-Mogul*	• Schlumberger
• General Dynamics	• SPX Corp.
• Goodrich	• Terex
• Goodyear Tire & Rubber*	• Textron
• Harley-Davidson	• TRW Automotive*
• Honeywell	• United States Steel
• Ingersoll-Rand Plc	• United Technologies
• ITT Corporation	• USG
• Johnson Controls*	• Visteon*
• Lockheed Martin	• Whirlpool

*	Denotes automotive supplier.

The Pay Governance comprehensive survey (considered for 2011 compensation decisions) showed the following regarding our Named Executive Officers’ 2010 compensation relative to the comparator group median:

•	Base salaries were, on average, competitive;

•	Target annual incentive award opportunities (as a percentage of base salary) were, on average, at the median of the competitive range;

•	Long-term incentive grant date target values were, on average, below the market median; and

•	The resulting target total direct compensation levels were within the competitive range.

The Compensation Committee took the results of the survey into consideration in its 2011 compensation actions and in approving the 2011 awards.

Total Compensation Review

The Compensation Committee regularly reviews materials setting forth the various components of compensation for our Named Executive Officers. These materials include a specific review of dollar amounts for salary, annual incentive and long-term incentive compensation, and, with respect to our qualified and non-qualified executive retirement plans, outstanding balances and the actual projected payout obligations. These materials also contain potential payment obligations under our executive employment agreements, including an analysis of the resulting impact created by a change in control of the Company. The Compensation Committee reviews total compensation summaries or tally sheets for our executive officers on an annual basis. Tally sheets provide for an overall assessment of our compensation program while ensuring the proper linkage to financial performance and stock price appreciation. In addition, although each component is assessed independently, the total complement of the components must work in harmony to achieve a proper balance, which, in turn, helps manage compensation risk.

Role of Management in Setting Compensation Levels

Our human resources executives and staff support the Compensation Committee in its work. These members of management work with the compensation consultant whose engagement has been approved by the Compensation Committee, and with accountants, legal counsel and other advisors, as necessary, to implement the Compensation Committee’s decisions, to monitor evolving competitive practices and to make compensation recommendations to the Compensation Committee. The Compensation Committee has engaged Pay Governance as its independent compensation consultant, and, for most compensation topics for which the Committee is responsible, it has directed Pay Governance to work with management to develop recommendations that reflect the Committee’s objectives for the compensation program. The Compensation Committee has final authority to approve, modify or reject these recommendations and to make its decisions in executive session. Mr. Simoncini, our President and Chief Executive Officer (and, formerly, Mr. Rossiter) generally does not attend meetings of the Compensation Committee. However, if he does attend, he may provide input with respect to compensation of the executive officers (other than himself) but is otherwise not involved in decisions of the Compensation Committee affecting the compensation of our executive officers. While our Chief Financial Officer, General Counsel, Senior Vice President of Human Resources and other members of our human resources management may attend such meetings to provide information, present material to the Compensation Committee and answer related questions, they are not involved in decisions of the Compensation Committee affecting the compensation of our executive officers. The Compensation Committee typically meets in executive session after each of its regularly scheduled meetings to discuss and make executive compensation decisions.

Discretion of Compensation Committee

The Compensation Committee generally has the discretion to make awards under our incentive plans to our executive officers, including the Named Executive Officers. As described below, in light of Mr. Cardew’s contributions as our Interim Chief Financial Officer, the Compensation Committee approved his 2011 annual incentive award based on his increased salary that became effective in February 2012. The Compensation Committee did not otherwise exercise discretion in 2011 to increase or reduce the size of any award or to award compensation when a performance goal was not achieved. Under the terms of Lear’s Annual Incentive Plan (“AIP”) and other performance awards, the Compensation Committee may exercise negative discretion to reduce awards.

Elements of Compensation

The elements of our executive compensation program consist of a base salary, annual incentives, long-term incentives (consisting of equity based RSUs and Performance Shares and, formerly, cash-settled Performance Units), retirement plan benefits, termination/change in control benefits, and certain health, welfare and other benefits. A narrative description of each element of compensation immediately follows.

Base Salary

Base salaries are paid to our executive officers as a foundational element in order to provide a steady stream of current income. Base salary is also used as a measure for other elements of our compensation program. For example, annual incentive targets in 2011 were set as a percentage of base salary. Because the amount of base salary can establish the range of potential compensation for other elements, we take special care in establishing a base salary that is competitive and at a level commensurate with an executive’s experience, performance and job responsibilities.

Base salaries for our executive officers are targeted around the median level for comparable positions within our comparator group. On an annual basis, we review respective responsibilities, individual performance, Lear’s business performance and base salary levels for senior executives at companies within our comparator group. Base salaries for our executive officers are established at levels considered appropriate in light of the duties and scope of responsibilities of each officer’s position and considering internal pay equity. In this regard, the Compensation Committee also considers the compensation practices and financial performance of companies within the comparator group. Our Compensation Committee uses this data as a factor in determining whether, and the extent to which, it will approve an annual merit salary increase for each of our executive officers. Merit increases in base salary for our senior executives, which generally are considered in May of each year, are also determined by the results of the Board’s annual leadership review. At this review, our CEO assesses the performance of our top executives and presents his perspectives to our Board. Our CEO’s base salary and total compensation are reviewed by the Compensation Committee following the annual CEO performance review. Generally in February of each year, the CEO provides to the Compensation Committee his goals and objectives for the upcoming year, and the Compensation Committee evaluates his performance for the prior year against the prior year’s goals and objectives. As a result of our annual salary merit review for 2011, the annual base salaries of our Named Executive Officers were increased effective May 1, 2011 by approximately 3%. Additionally, in connection with each of their promotions to the Executive Vice President role in November 2011, the Compensation Committee approved base salary increases of 10% for Messrs. Scott and Larkin. In recognition of his increased duties and contributions to Lear as our Interim Chief Financial Officer, the Compensation Committee increased Mr. Cardew’s base salary to $436,000 in February 2012.

2011 Incentive Programs

Pay for Performance

Lear’s annual and long-term incentive award opportunities directly connect executive compensation to Company performance. All of the annual incentive opportunity and the majority (75%) of the long-term incentive opportunity are determined based on specific performance measures that drive achievement of our business strategy while ensuring sharp focus on critical results. RSUs make up the remaining portion (25%) of our 2011 long-term incentive awards and derive their value from our stock price. In order to drive profitable growth with efficient capital management, we selected four complementary performance measures (which assess earnings, cash flow and capital management over annual or three-year periods) to use in our incentive plans for 2011:

•	Adjusted Operating Income (50% of annual incentive opportunity)

•	Pretax income before interest, other (income) expense and restructuring costs and other special items.

•	Adjusted Operating Income is a well understood operating metric that can be influenced by all levels of employees of the Company.

•	Provides motivation to maximize earnings from current operations.

•	Free Cash Flow (50% of annual incentive opportunity)

•	Net cash provided by operating activities before the net change in sold accounts receivable, less capital expenditures.

•	Free Cash Flow is a well understood operating metric that can be influenced by all levels of employees of the Company.

•	Provides motivation to maximize cash flow through earnings and appropriate management of working capital and investments.

•	Adjusted Return on Invested Capital (ROIC) (2/3 of long-term Performance Shares)

•	Based on Adjusted Operating Income and average invested capital for performance increments over a 3-year period.

•	Focus on the quality of earnings as measured by return from total capital invested in the business.

•	Provides long-term focus on generating adequate returns balanced by the goal of profitable growth embedded in the annual incentive performance measures.

•	Cumulative Pre-Tax Income (1/3 of long-term Performance Shares)

•	Based on cumulative pre-tax income over the performance period (2011-2013).

•	Focus on earnings generated from products sold, encouraging profitable revenue growth and efficient management of costs over time.

Annual Incentives

Our executive officers participate in the AIP, which was approved as part of our Plan of Reorganization by our creditors and the bankruptcy court in November 2009. Under the AIP, the Compensation Committee provides annual cash incentive award opportunities for the achievement of financial performance goals considered important to Lear’s future success. Awards, if earned, are typically made early each year based on our performance achieved in the prior fiscal year.

Target Annual Incentive.    Each Named Executive Officer is assigned an annual target opportunity under the AIP expressed as a percentage of such officer’s base salary. An executive’s target annual incentive percentage generally increases as his or her ability to affect the Company’s performance increases. Consequently, as an executive’s responsibilities increase, his variable compensation in the form of an annual incentive, which is dependent on Company performance, generally makes up a larger portion of the executive’s total compensation.

The target opportunity for Mr. Simoncini in 2011 was 95%, which was pro-rated based on his target opportunity both before and after his appointment as CEO, which resulted in an increase in his target opportunity from 80% to 125% effective September 1, 2011. The target opportunity for Mr. Cardew was 50%. For each of Messrs. Scott, Larkin, Stephens and Salvatore the target opportunity was 80%, and was 150% for Mr. Rossiter. The Compensation Committee assessed the competitiveness of the annual incentive targets in late 2010, with the assistance of its independent compensation consultant, and for 2011, the target annual incentive opportunities approximated the median levels within our industrial comparator group.

Measures.    The target opportunity for 2011 performance was based 50% on the achievement of certain levels of Adjusted Operating Income and 50% on the achievement of certain levels of Free Cash Flow. These measures were used because they are highly visible and important measures of operating performance that are relied upon by investors. The 2011 threshold, target and maximum levels of these measures were set at $570 million, $710 million and $1,000 million, respectively, for Adjusted Operating Income, and $320 million, $400 million and $530 million, respectively, for Free Cash Flow. The levels of Adjusted Operating Income and Free Cash Flow were set based on the budget/forecast for the period reflecting a level of performance which at the time was anticipated to be challenging but achievable. The threshold level was set to be approximately 80% of the target goal. The maximum level was set well above the target, requiring significant achievements and reflecting performance at which the Committee believed a 200% target award was warranted. If threshold, target or maximum Adjusted Operating Income and Free Cash Flow goals were attained in 2011, 50%, 100% or 200% of the target incentive amount for each executive, respectively, would be earned (subject to an overall limit of 250% of base salary under our AIP) as shown below:

Level	Adjusted Operating Income (millions)	% applied to 1/2 of Target Opportunity	Free Cash Flow (millions)	% applied to 1/2 of Target Opportunity
Maximum	$1,000	200%	$530	200%
Target	710	100%	400	100%
Threshold	570	50%	320	50%

Results.    Our 2011 Adjusted Operating Income was $786.5 million and our Free Cash Flow was $460.8 million ($425.8 million after the adjustment described in the sentence below), which resulted in annual incentive awards being earned at 123.1% of target. Adjusted Operating Income and Free Cash Flow are non-GAAP

measures, each of which is defined above in “— 2011 Incentive Programs — Pay for Performance.” In addition, we adjusted the Free Cash Flow result by deducting $35 million attributable to a plant closure during December 2011, even though the related plant closure payments will not be made until 2012. As a result, the Free Cash Flow amount of $425.8 million was used for the 2011 annual incentive calculations. The resulting annual incentive amounts earned by our Named Executive Officers were as follows:

2011 Annual Incentives

	Target Opportunity (as % of Base)	Target Amount ($)	Actual Performance (%)	2011 Incentive Amount ($)
Matthew J. Simoncini	125%(1)	$ 821,000(1)	123.1%	$1,010,651
Jason M. Cardew	50%	$ 200,000(2)	123.1%	$ 246,200
Raymond E. Scott	80%	$ 553,066	123.1%	$ 680,825
Terrence B. Larkin	80%	$ 553,066	123.1%	$ 680,825
Melvin L. Stephens	80%	$ 472,000	123.1%	$ 581,032
Robert E. Rossiter	150%	$1,995,000	123.1%	$2,455,845
Louis R. Salvatore	80%	$ 408,000(3)	123.1%	$ 502,248

(1)	Mr. Simoncini’s target bonus percentage was 80% of his base salary of $680,000 for the first 8 months of 2011 prior to his promotion. Following his promotion to CEO and for the remaining 4 months of 2011, Mr. Simoncini’s target bonus percentage increased to 125% of his new base salary of $1,100,000. The weighted average of these figures equals $821,000.

(2)	The Compensation Committee set Mr. Cardew’s target bonus amount based on his increased base salary level that was effective in February 2012.

(3)	Mr. Salvatore’s target bonus amount was pro-rated based on the length of his employment in 2011 through his termination date of September 30, 2011.

Long-Term Incentives

The long-term incentive component of our executive compensation program is designed to provide our senior management with performance-based components, to drive superior long-term performance and to align the interests of our senior management with those of our stockholders. To achieve these goals, we have traditionally adopted a “portfolio” approach that recognizes the strengths and weaknesses that various forms of long-term incentives provide.

In light of industry conditions, we significantly cut back our practice of an annual grant of long-term incentive awards beginning in November 2008. Again in early 2009, the Compensation Committee confirmed the approach of foregoing any long-term incentive grants until the industry conditions and Lear’s financial condition stabilized. Upon the effectiveness of our chapter 11 plan of reorganization, all then-outstanding shares of our common stock were cancelled for no value, as were our prior equity incentive plan and all equity-based awards and performance awards thereunder. Upon emergence from chapter 11 bankruptcy proceedings in November 2009, we established a new equity incentive plan (the Lear Corporation 2009 Long-Term Stock Incentive Plan (“LTSIP”)), which was approved by our key chapter 11 stakeholders and the bankruptcy court.

2011 Awards.    On February 16, 2011, the Compensation Committee approved the 2011 long-term incentive program, pursuant to which awards consisting of RSUs and equity based performance shares (“Performance Shares”) were granted under the 2009 LTSIP to certain officers and key employees, including to the Named Executive Officers. These awards were generally structured, consistent with market practices, such that recipients received 75% of the total award value in the form of Performance Shares and the remaining 25% in time-based RSUs.

The RSUs vest and are paid in shares of Lear common stock on the third anniversary of the grant date in accordance with the RSU terms and conditions. Payment of each Performance Share award is contingent on the Company attaining certain levels of Adjusted ROIC and Cumulative Pre-Tax Income during the three-year period ending December 31, 2013. Two-thirds of each Performance Share award can be earned based on Adjusted ROIC performance and one-third can be earned based on Cumulative Pre-Tax Income performance. The levels of Adjusted ROIC and Cumulative Pre-Tax Income performance were set based on the forecast for the period reflecting a level of performance which at the time was anticipated to be challenging, but achievable. The threshold level was set to be approximately 80% of the target goal. The maximum level was set significantly above the target, requiring significant achievements and reflecting performance at which the Committee believed a 200% target award was warranted. If threshold, target or maximum performance goals are attained upon completion of the three-year performance period, 50%, 100% or 200% of the target amount of Performance Shares, respectively, may be earned. Performance Shares, if earned, are payable in shares of common stock on a one-for-one basis.

Consistent with our objective of attracting and retaining the best available executive talent, the total potential target awards for the Named Executive Officer group were set to approximate the median long-term incentive level within our comparator group. In addition, Mr. Simoncini received additional grants of RSUs and Performance Shares in connection with his promotion to CEO and in recognition of his increased responsibilities. Following these promotion grants, Mr. Simoncini’s target long-term incentive awards are at a level between the 25th percentile and the median for other chief executive officers in the comparator group. Similarly, Mr. Cardew received an additional grant of RSUs in connection with his promotion to Interim CFO and in recognition of his increased responsibilities.

Vesting of 2010 Performance Unit Awards.    In 2010, each of Messrs. Simoncini, Scott, Larkin and Salvatore received a target Performance Unit award of $1,104,000, Mr. Cardew received $225,000, Mr. Stephens received $948,750 and Mr. Rossiter received a target Performance Unit award of $3,750,000. Payment of each Performance Unit award was contingent on the Company attaining certain levels of performance in the three performance periods (1-year period for 2010, 2-year period for 2010-2011, and 3-year period for 2010-2012). For each period, performance is measured based on the Company’s Adjusted ROIC. Twenty-five percent (25%) of the Performance Unit award could be earned for each of the 1-year and 2-year periods, and fifty percent (50%) of the award may be earned for the 3-year period. If threshold, target or maximum performance goals are attained in a performance period, 50%, 100% or 200% of the target amount, respectively, may be earned as shown below:

2010 Performance Units

% of Target Award Per Period

Level	2010	2010-2011	2010-2012
Maximum	50%	50%	100%
Target	25%	25%	50%
Threshold	12.5%	12.5%	25%

For the 2010-2011 performance period, the threshold, target and maximum Adjusted ROIC levels were 4.3%, 6.9%, and 10.2%, respectively. Our actual Adjusted ROIC for 2010-2011 was 13.45%, which resulted in 25% of the Performance Unit awards being earned at 200% of the target level. Adjusted ROIC is a non-GAAP measure. Adjusted ROIC, in general, consists of Adjusted Operating Income (as defined in “— 2011 Incentive Programs — Annual Incentives” above) after taxes (assuming the highest U.S. Federal corporate income tax rate of 35 percent), divided by average invested capital during the fiscal year. Average invested capital consists of total assets, less accounts payable and drafts and accrued liabilities, and certain other adjustments. The resulting amounts earned by our Named Executive Officers were: $551,950 for Mr. Simoncini, $112,490 for Mr. Cardew, $551,950 for each of Messrs. Scott and Larkin, $474,320 for Mr. Stephens, $1,874,950 for Mr. Rossiter and $482,860 for Mr. Salvatore. Goals for the three performance periods commencing in 2010 under the Performance

Unit Awards were set based on our strategic plan and with the objective of annually increasing Adjusted ROIC results while striving to exceed the Company’s cost of capital by 2012.

2010-2011 Performance Units

	Target Opportunity (as % of Award)	Target Amount* ($)	Actual Performance (%)	2010-2011 Performance Unit Amount ($)
Matthew J. Simoncini	25%	$275,975	200%	$ 551,950
Jason M. Cardew	25%	$ 56,245	200%	$ 112,490
Raymond E. Scott	25%	$275,975	200%	$ 551,950
Terrence B. Larkin	25%	$275,975	200%	$ 551,950
Melvin L. Stephens	25%	$237,160	200%	$ 474,320
Robert E. Rossiter	25%	$937,475	200%	$1,874,950
Louis R. Salvatore	25%	$241,430	200%	$ 482,930

*	Precise target amount may vary slightly due to rounding.

Management Stock Ownership Guidelines

The Compensation Committee has a long-standing practice of having stock ownership guidelines providing that our officers achieve, within five years of reaching officer status, specified stock ownership levels, based on a multiple of such officer’s base salary. In 2007, the Compensation Committee modified the guidelines to provide for specified share or share-equivalent ownership levels rather than a value of share ownership based on a multiple of an executive’s base salary. This change mitigates the effect of stock price volatility and retains, as a fundamental objective, significant stock ownership by senior management. The stock ownership guidelines were intended to create a strong link between our long-term success and the ultimate compensation of our officers. Compliance with the guidelines is determined each year. If an executive does not comply with the guidelines (which are subject to certain transition rules), the Company may pay up to 50% of his annual incentive award in the form of restricted stock until he is in compliance. The stock ownership levels which must be achieved by our senior officers within the five-year period (subject to certain transition rules) are as follows:

Position	Required Share Ownership Level*
Chief Executive Officer	250,000 shares
Executive Vice Presidents	100,000 shares
Senior Vice Presidents	70,000 shares
Vice Presidents	30,000 shares

*	As shown, adjusted for 2-for-1 stock split effective March 17, 2011.

As a result of our chapter 11 restructuring completed in November 2009, all of our shares of common stock then outstanding, including those owned by our senior officers, were cancelled and, as noted above, all equity awards and performance awards granted under our prior incentive compensation plans also were cancelled. Following our chapter 11 restructuring, current executives were given five years to comply with the stock ownership guidelines. Share ownership targets for executives reaching age 60 are reduced by 10% annually through age 65. Our stock ownership guidelines were established in 2009 based upon then-existing market conditions and are reviewed periodically to ensure ongoing market competitiveness while also considering significant changes in our stock price.

Equity Award Policy

We do not time the grant of equity awards in coordination with the release of material non-public information. Our equity awards are generally approved and effective on the dates of our regularly scheduled Compensation Committee meetings. In 2006, the Compensation Committee approved and formalized our equity award policy. It provides that the effective grant date of equity awards must be either the date of Compensation Committee or other committee approval or some future date specifically identified in such approval. The exercise price of stock options and grant price of Stock Appreciation Rights shall be the closing market price of our common stock on the grant date. The Compensation Committee must approve all awards to our executive officers. An aggregate award pool to non-executive officers may be approved by the Compensation Committee and allocated to individuals by a committee consisting of the CEO and the Chairman of the Compensation Committee.

Retirement Plan Benefits

Our Named Executive Officers participate in our retirement savings plan, qualified pension plan, pension equalization plan and supplemental savings plan, as eligible. The general terms of these plans and formulas for calculating benefits thereunder are summarized following the 2011 Summary Compensation Table, 2011 Pension Benefits table and 2011 Nonqualified Deferred Compensation table, respectively, in “Executive Compensation.” These benefits provide rewards for long-term service to the Company and an income source in an executive’s post-employment years. In 2006, we elected to freeze our salaried defined benefit pension plan for all participants effective December 31, 2006 and established a new Pension Savings Plan component under the defined contribution retirement plan effective January 1, 2007 (and a corresponding non-qualified benefit component). This action also resulted in the company-wide freeze of benefit accruals under the Lear Corporation Pension Equalization Program and a related portion of the Lear Corporation Executive Supplemental Savings Plan (now called the PSP Excess Plan) (collectively, the “SERP”).

Thereafter, in December 2007, the Compensation Committee approved further amendments to the SERP to (i) comply with changes in the tax laws (pursuant to Section 409A of the Internal Revenue Code of 1986, as amended) (the “Internal Revenue Code”) governing the permitted timing of distributions from non-qualified deferred compensation plans such as the SERP and (ii) provide for the payment of vested benefits to SERP participants in equal installments over a 5-year period beginning at age 60. As described above, we also elected to wind down our non-qualified deferred compensation program under the Executive Supplemental Savings Plan (now called the PSP Excess Plan) (the “ESSP”). This program had traditionally been a low-cost vehicle under which executives could defer salary and annual incentive payments above limits prescribed by the IRS and earn a fixed rate of interest. In recent years, the program’s popularity had decreased (due in part to the lack of diverse investment alternatives), and the increased burdens (and costs) of administering the program under the new IRS deferred compensation regulations made the program more costly.

Termination/Change in Control Benefits

As described in detail and quantified in “Executive Compensation — Potential Payments Upon Termination or Change in Control,” our Named Executive Officers receive certain benefits under their employment agreements upon certain termination of employment events, including a termination following a change in control of the Company. They also receive, as do all employees who hold equity awards, accelerated or pro-rata vesting of equity awards upon a change in control of the Company. These benefits are intended to ensure that members of senior management are not influenced by their personal situations and are able to be objective in evaluating a potential change in control transaction. In addition, the benefits associated with early vesting of equity awards protect employees in the event of a change in control and ensure an orderly transition of leadership. In March 2005, the Compensation Committee, in connection with its review of our executive severance program, approved amendments to the employment agreements for our senior executives that reduced severance benefits by one-third. In 2011, changes were made to the current and former CEOs’ agreements, as discussed below in “— Chief Executive Officer Compensation;” no other changes to the employment agreements were made during 2011. The Compensation Committee regularly reviews termination and change in control benefits and continues to believe that the severance benefits in connection with certain terminations of employment and the accelerated equity award vesting upon a change in control constitute reasonable levels of protection for our executives.

Effective September 30, 2011, the Company’s Senior Vice President, and President, Seating Division, Mr. Salvatore, terminated employment with the Company. Upon his termination, Mr. Salvatore was entitled to severance (subject to his execution of a general release of claims against the Company) and other termination benefits pursuant to Section 3(b) of his employment agreement and corresponding provisions of his outstanding incentive awards. During the two-year severance period, Mr. Salvatore will continue to be subject to the non-competition and non-solicitation restrictions set forth in his employment agreement. For more information regarding Mr. Salvatore’s severance benefits, see “Executive Compensation — Potential Payments Upon Termination or Change in Control” below.

Health, Welfare and Certain Other Benefits

Traditional Approach.    To remain competitive in the market for a high-caliber management team, Lear has traditionally provided its executive officers, including our Chief Executive Officer, with health, welfare and other fringe benefits. The Estate Preservation Plan, in which two of our named executive officers (Messrs. Rossiter and Salvatore) participate, provides the beneficiaries of a participant with death benefits that may be used to pay estate taxes on inherited common stock. New participants were no longer eligible to participate in the Estate Preservation Plan beginning in 2002 and none of our current executive officers participate in this program. Beginning in 2006, for our Named Executive Officers we transitioned from the provision of individual perquisites toward the provision to each executive of an aggregate annual perquisite allowance, paid together with base salary as part of the regular paycheck. This gave executives the ability to choose the form of benefit and eliminated our cost of administering the perquisites program. We also permitted limited personal use of the corporate aircraft by our most senior executives. The Company does not provide tax gross-up payments for the imputed income associated with such perquisites. For additional information regarding perquisites, please see “Executive Compensation — 2011 Summary Compensation Table” and notes 4 and 6 through 8 to the 2011 Summary Compensation Table.

Update for 2012.    Beginning in 2012, Lear will no longer provide a perquisite allowance for Named Executive Officers. Instead, the perquisite allowance at its current level will be paid as base salary beginning January 1, 2012. Because base salary levels form the basis for incentive award target amounts, the prior perquisite amount will be excluded from determining target incentive award opportunities so as to result in no change in target total direct compensation. In addition, effective November 2011 we eliminated the personal use of our corporate aircraft except with respect to our Chief Executive Officer in very limited circumstances with nominal incremental cost (not to exceed $50,000 annually), with approval of the Chairman of the Board or Chairman of the Compensation Committee.

Chief Executive Officer Compensation

Mr. Rossiter resigned as CEO and President and a director of the Company on September 1, 2011. On August 9, 2011, the Company and Mr. Rossiter entered into an Amended and Restated Employment Agreement, effective September 1, 2011. Mr. Rossiter’s prior employment agreement had been negotiated with our creditors and executed in connection with our financial restructuring in 2009. Under his new agreement, Mr. Rossiter will serve as an employee of the Company in a transition and advisory role and continue to receive his base salary at its current rate through May 31, 2012, but shall not be entitled to his traditional severance benefits. In addition, his agreement no longer provides for change in control excise tax gross-up payments. His new agreement otherwise contains terms substantially similar to those of Mr. Rossiter’s employment agreement in effect prior to this amendment and restatement, including restrictive covenants relating to non-competition, confidential information and non-solicitation of the Company’s employees and customers. The amounts payable under his new agreement are less than what he would have been entitled to under the relevant contractual provisions of his prior agreement. In addition, the new agreement provides for a smooth transition of the CEO leadership, with Mr. Rossiter being available to support Mr. Simoncini in his new role on an “as needed” basis. The term of the new agreement expires on May 31, 2012. During the term of the agreement, Mr. Rossiter will continue to be eligible for awards under our incentive plans and will participate in our other benefit plans and programs then in effect.

In connection with the CEO transition, on August 9, 2011, the Company and Mr. Simoncini entered into an Amended and Restated Employment Agreement, effective September 1, 2011. Pursuant to his new agreement, Mr. Simoncini will receive an initial annual base salary of $1,100,000. His agreement also contains terms substantially similar to those in Mr. Simoncini’s employment agreement prior to this amendment and restatement, including severance benefits equal to two times his base salary and target annual incentive amount upon his termination under certain circumstances and restrictive covenants relating to non-competition, confidential information and nonsolicitation of the Company’s employees and customers. However, his new agreement no longer provides for change in control excise tax gross-up payments. Mr. Simoncini will continue to be eligible for awards under the Company’s incentive plans and to participate in the Company’s other benefit plans and programs, in effect from time to time. The Board also approved initial target annual incentive compensation for Mr. Simoncini equal to 125% of his base salary and the grant on September 1, 2011 of a supplemental equity award with an aggregate grant date value of $1,349,000, 75% of which will be in the form of Performance Shares for the three-year performance period ending December 31, 2013 and 25% of which will be in the form of RSUs, vesting on February 16, 2014 (together, the “Supplemental Award”). The Supplemental Award was granted to reflect his new target long-term incentive opportunity as CEO for the portion of 2011 following his appointment and is otherwise subject to our standard RSU and Performance Share terms and conditions.

Our CEO has traditionally received a lower percentage of his total compensation in the form of fixed amounts like base salary relative to our other executives in order to link more closely his compensation to the performance of the Company. Additionally, our CEO’s required stock ownership level has been and continues to be greater than that of our other executives under our stock ownership guidelines.

Base salaries for our executive officers are established at levels considered appropriate in light of the duties and scope of responsibilities of each officer’s position. In this regard, the Compensation Committee also considers the compensation practices and financial performance of companies within the comparator group. Our Compensation Committee uses this data as a factor in determining whether, and the extent to which, it will approve an annual merit salary increase for each of our executive officers. Our CEO’s base salary and total compensation are reviewed by the Compensation Committee following the annual CEO performance review. Generally in February of each year, the CEO provides to the Compensation Committee his goals and objectives for the upcoming year, and the Compensation Committee evaluates his performance for the prior year against the prior year’s goals and objectives.

Clawback Policy

Lear currently does not have a formal policy, beyond the requirements of Section 304 of the Sarbanes-Oxley Act of 2002, regarding the adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the award. However, Lear intends to comply fully with the clawback provisions included in the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the implementing regulations to be promulgated by the SEC.

Tax Treatment of Executive Compensation

One of the factors the Compensation Committee considers when determining compensation is the anticipated tax treatment to Lear and to the executives of the various payments and benefits. Section 162(m) of the Internal Revenue Code disallows the deduction of non-performance based compensation in excess of $1,000,000 paid to the Chief Executive Officer (or an individual acting in such a capacity), and the three next highest compensated officers other than the Chief Financial Officer (or an individual acting in such a capacity) appearing in the 2011 Summary Compensation Table. The Compensation Committee generally considers this limit when determining compensation; however, there are instances in which the Compensation Committee has concluded, and may conclude in the future, that it is appropriate to exceed the limitation on deductibility under Section 162(m) to ensure that executive officers are compensated in a manner that it believes to be consistent with the Company’s best interests and those of its stockholders. For example, as described above, in 2011 the Compensation Committee chose to increase Mr. Simoncini’s salary to $1,100,000, thereby making a total of

$100,000 of it non-deductible to the Company beginning in 2012. In making this decision, the Compensation Committee weighed the cost of this non-deductible compensation against the benefit of awarding competitive compensation to our Chief Executive Officer.

The Company has taken actions to both amend its plans and to operate its plans in compliance with the requirements of Internal Revenue Code Section 409A. Under Section 409A, amounts deferred by or on behalf of an executive officer under a nonqualified deferred compensation plan (such as the Pension Equalization Program or PSP Excess Plan) may be included in gross income when deferred and subject to a 20% additional federal tax plus additional interest, unless the plan complies with certain requirements related to the timing of deferral election and distribution decisions. Stock appreciation rights and stock options may be exempt from Section 409A if the right satisfies certain requirements (i.e., the grant price is not less than the fair market value on the grant date, the number of shares subject to right is fixed on the grant date, and there is no deferral feature beyond exercise). We administer the Pension Equalization Program, PSP Excess Plan, and other applicable plans and awards consistent with Section 409A requirements.

Impact of Accounting Treatment

We have generally considered the accounting treatment of various forms of awards in determining the components of our overall compensation program. We have generally sought to grant stock-settled equity awards to executives, which receive fixed accounting treatment, as opposed to cash-settled equity awards, which receive variable accounting treatment. We intend to continue to evaluate these factors in the future.

2012 Actions

On February 16, 2012, Jeffrey H. Vanneste was appointed as our Senior Vice President and Chief Financial Officer, effective on March 15, 2012. Mr. Vanneste, age 52, previously served as Executive Vice President and Chief Financial Officer of Global Operations for International Automotive Components Group North America, LLC (“IAC”), an operating joint venture of the Company, since January 2011 and Chief Financial Officer for North America at IAC since March 2007. Prior to joining IAC, Mr. Vanneste was employed by the Company for over 15 years in various financial management positions of increasing responsibility, including Vice President of Finance, European Operations, Vice President of Corporate Business Planning and Analysis, Vice President of Finance, Seating and Vice President of Finance for the Ford and General Motors Divisions.

In connection with his appointment, the Company entered into an employment agreement with Mr. Vanneste on terms generally consistent with those for the Company’s other senior executives (the “Employment Agreement”). Mr. Vanneste will receive an initial base salary at the rate of $671,875 per year pursuant to the Employment Agreement and he will also be eligible for an annual incentive bonus with a target amount of $500,000. The Employment Agreement provides for severance benefits equal to two times his base salary plus target annual incentive amount upon his termination under certain circumstances and restrictive covenants relating to non-competition, confidential information and non-solicitation of the Company’s employees and customers. The Employment Agreement does not provide for any change in control excise tax gross up payments.

Mr. Vanneste will be eligible for awards under our incentive plans and to participate in the Company’s other benefit plans and programs, in effect from time to time, and, initially for 2012, received the annual equity-based awards of Performance Shares (for the 2012-2014 performance period) and RSUs commensurate with the Senior Vice President position when he commenced employment with the Company. The Performance Shares and the RSUs are subject to the Company’s standard terms and conditions, with the RSUs vesting on the third anniversary of the grant date. In addition, in consideration of incentive compensation that was forfeited by Mr. Vanneste upon his resignation from IAC, Mr. Vanneste is entitled to a cash bonus of $175,000 payable in April 2012, and was awarded two supplemental grants of RSUs when he commenced employment with the Company as follows: (i) an RSU award with a grant date value of $500,000, vesting on April 15, 2014; and (ii) an RSU award with a grant date value of $300,000, vesting in two equal tranches on April 15, 2014 and April 15, 2015.

EXECUTIVE COMPENSATION

The following table shows information concerning the annual compensation for services to the Company in all capacities of the Chief Executive Officer, Chief Financial Officer and the other Named Executive Officers during the last completed fiscal year. The footnotes accompanying the 2011 Summary Compensation Table generally explain amounts reported for 2011, unless otherwise noted. In accordance with SEC rules, 2009 and 2010 compensation is not presented for Messrs. Stephens and Cardew because they were not Named Executive Officers in those years.

2011 SUMMARY COMPENSATION TABLE

Name and Principal Position(a)	Year(b)	Salary(c)	Bonus(d)	Stock Awards(1)(e)	Option Awards(f)	Non-Equity Incentive Plan Compensation(2)(g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)(h)	All Other Compensation(4)(i)	Total Compensation(5)(j)
Matthew J. Simoncini,	2011	$813,333	$—	$3,130,731	$—	$1,562,601	$ 80,404	$ 194,830	$ 5,781,899
President and Chief Executive Officer	2010	$653,333	$—	$367,950	$—	$1,607,950	$ 29,230	$ 167,639	$ 2,826,102
	2009	$635,152	$—	$2,794,062	$—	$1,494,202	$ 12,906	$ 246,129	$ 5,182,451

Jason M. Cardew,	2011	$315,200	$—	$470,693	$—	$ 358,690	$ 64,228	$ 83,649	$ 1,292,460
Vice President and Interim Chief Financial Officer

Raymond E. Scott,	2011	$682,864	$—	$1,781,747	$—	$1,232,775	$286,679	$ 172,631	$ 4,156,696
Executive Vice President and President, Seating	2010	$653,333	$—	$367,950	$—	$1,607,950	$ 97,410	$ 166,967	$ 2,893,610
	2009	$635,152	$—	$2,794,062	$—	$1,494,202	$ 51,250	$ 247,547	$ 5,222,213

Terrence B. Larkin	2011	$682,864	$—	$1,781,747	$—	$1,232,775	$ —	$ 157,354	$ 3,854,740
Executive Vice President, Business Development, General Counsel and Corporate Secretary	2010	$653,333	$—	$367,950	$—	$1,607,950	$ —	$ 146,008	$ 2,775,241
	2009	$594,432	$—	$2,794,062	$—	$1,494,202	$ —	$ 222,733	$ 5,105,429

Melvin L. Stephens,	2011	$583,333	$—	$1,538,928	$—	$1,055,352	$ 62,099	$ 157,784(6)	$ 3,397,496
Senior Vice President, Communications, Facilities and Investor Relations

Robert E. Rossiter,	2011	$1,316,667	$—	$6,836,717	$—	$4,330,795	$163,738	$ 681,945(7)	$13,329,862
Former Chief Executive Officer and President	2010	$1,276,667	$—	$1,249,934	$—	$5,099,950	$207,338	$1,257,694	$ 9,091,583
	2009	$1,240,530	$—	$10,780,540	$—	$5,404,375	$351,852	$ 880,714	$18,658,011

Louis R. Salvatore,	2011	$503,333	$—	$1,781,747	$—	$ 985,178	$202,548	$ 453,890(8)	$ 3,926,696
Former Senior Vice President and President, Seating	2010	$653,333	$—	$367,950	$—	$1,607,950	$ 71,344	$ 177,050	$ 2,877,627
	2009	$635,152	$—	$2,794,062	$—	$1,494,202	$ 36,386	$ 248,826	$ 5,208,628

(1)	The amounts reported in this column for each officer reflect the aggregate grant date fair value of RSUs and Performance Shares granted in the year determined in accordance with ASC 718, which grant date fair values are shown by award type below. There can be no assurance that these values will ever be realized. See Note 12, “Stock-Based Compensation,” to the consolidated financial statements included in our 2011 Annual Report on Form 10-K for the assumptions made in determining these values. The maximum potential value of the 2011 Performance Share awards as of the grant date is also shown below, based on the grant date value of our common stock.

Name	RSU Grant Date Value	Performance Shares Grant Date Value	Total Grant Date Value	Performance Shares at Maximum Value
Matthew J. Simoncini	$782,655	$2,348,076	$3,130,731	$ 4,696,264
Jason M. Cardew	$192,646	$ 278,047	$ 470,693	$ 556,095
Raymond E. Scott	$445,409	$1,336,338	$1,781,747	$ 2,672,788
Terrence B. Larkin	$445,409	$1,336,338	$1,781,747	$ 2,672,788
Melvin L. Stephens	$384,732	$1,154,196	$1,538,928	$ 2,308,392
Robert E. Rossiter	$1,709,179	$5,127,538	$6,836,717	$10,255,188
Louis R. Salvatore	$445,409	$1,336,338	$1,781,747	$ 2,672,788

(2)	Amounts in column (g) for 2011 represent the amounts earned under (i) the AIP and (ii) the second performance period for the 2010 Performance Unit awards, as follows:

Named Executive Officer	Annual Incentive Plan	Second Performance Period under 2010 Performance Unit Awards
Matthew J. Simoncini	$1,010,651	$ 551,950
Jason M. Cardew	$ 246,200	$ 112,490
Raymond E. Scott	$ 680,825	$ 551,950
Terrence B. Larkin	$ 680,825	$ 551,950
Melvin L. Stephens	$ 581,032	$ 474,320
Robert E. Rossiter	$2,455,845	$1,874,950
Louis R. Salvatore	$ 502,248	$ 482,930

(3)	Represents the aggregate change in actuarial present value of the Named Executive Officer’s accumulated benefit under all defined benefit and actuarial pension plans (including supplemental plans). Effective December 31, 2006, we elected to freeze our tax-qualified U.S. salaried defined benefit pension plan and the related non-qualified benefit plans. In conjunction with this, we established a new defined contribution retirement plan (the Pension Savings Plan) for our salaried employees effective January 1, 2007 and began making qualified and non-qualified contributions under the plan beginning in 2007, which contributions for 2011 are described in note 4 below.

(4)	The amount shown in column (i) includes for each Named Executive Officer:

•

matching contributions allocated by the Company to each of the Named Executive Officers pursuant to the Retirement Savings Plan and Company contributions under the Pension Savings Plan (described below) as follows:

Name	Pension Savings Plan Qualified Contribution	Pension Savings Plan Nonqualified Contribution	Pension Savings Plan Nonqualified Matching Contribution	Retirement Savings Plan Qualified Matching Contribution
Matthew J. Simoncini	$18,846	$ 98,670	$ —	$13,572
Jason M. Cardew	$15,705	$ 16,853	$ —	$13,572
Raymond E. Scott	$18,846	$ 86,928	$ —	$13,572
Terrence B. Larkin	$15,705	$ 72,440	$ —	$13,572
Melvin L. Stephens	$18,846	$ 71,490	$ —	$13,572
Robert E. Rossiter	$32,500	$422,792	$13,572	$ —
Louis R. Salvatore	$18,846	$ 70,770	$ —	$13,572

•

imputed income with respect to life insurance coverage in the following amounts: Mr. Simoncini, $1,932; Mr. Cardew, $775; Mr. Scott, $1,260; Mr. Larkin, $3,612; Mr. Stephens, $3,612; Mr. Rossiter, $5,083; and Mr. Salvatore, $3,612.

•	life insurance premiums paid by the Company, including $810 in premiums for Mr. Simoncini; $744 in premiums for Mr. Cardew; $810 in premiums for each of Messrs. Scott, Larkin and Stephens; $451 in premiums for Mr. Rossiter; and $810 in premiums for Mr. Salvatore.

•

a perquisite allowance provided by the Company that is equal to the greater of 7.5% of the executive’s base salary or $42,000, with the exception of Mr. Cardew who is currently in an interim capacity with a perquisite allowance of $36,000, which amounted to allowances as follows: Mr. Simoncini, $61,000; Mr. Scott, $51,215; Mr. Larkin, $51,215; Mr. Stephens, $43,748; Mr. Rossiter, $98,748; and Mr. Salvatore, $37,750 (pro-rated through termination). As described in the Compensation Discussion and Analysis above, the perquisite allowance has been discontinued for 2012.

(5)	For each Named Executive Officer, the percentage of total compensation in 2011 disclosed in column (j) that was attributable to base salary was as follows: Mr. Simoncini, 14.1%; Mr. Cardew, 24.4%; Mr. Scott, 16.4%; Mr. Larkin, 17.7%; Mr. Stephens, 17.2%; Mr. Rossiter, 9.9%; and Mr. Salvatore, 12.8%. For each Named Executive Officer, the percentage of total compensation in 2011 disclosed in column (j) that was attributable to the annual incentive award was as follows: Mr. Simoncini, 17.5%; Mr. Cardew, 19.0%; Mr. Scott, 16.4%; Mr. Larkin, 17.7%; Mr. Stephens, 17.1%; Mr. Rossiter, 18.4%; and Mr. Salvatore, 12.8%.

(6)	In addition to the items disclosed in note 4 above, the amount in column (i) includes the aggregate incremental cost of $5,706 for personal use of the corporate aircraft. The value of the personal use of the corporate aircraft is calculated based on the incremental variable cost to the Company, including fuel, flight crew travel expenses, landing fees, ground transportation fees, catering, and other miscellaneous variable expenses. Fixed costs, which do not change based on usage, such as lease expense, insurance, and aviation management service fees, are excluded as the corporate aircraft is used predominantly for business purposes.

(7)	In addition to the items disclosed in note 4 above, the amount in column (i) includes $108,799 for personal use of the corporate aircraft.

(8)	In addition to the items disclosed in note 4 above, the amount in column (i) includes total severance amounts of $306,000 owed to Mr. Salvatore for 2011 and $2,530 for personal use of the corporate aircraft. For more information regarding Mr. Salvatore’s severance payments, including amounts payable after 2011, see “Executive Compensation — Potential Payments Upon Termination or Change in Control.”

Employment Agreements

We have entered into employment agreements with each of our Named Executive Officers, other than Mr. Cardew. Each employment agreement specifies the annual base salary for the executive, which may be increased at the discretion of the Compensation Committee. In addition, the employment agreements specify that the executives are eligible for an annual incentive compensation bonus at the discretion of the Compensation Committee. Under the terms of the employment agreements, each Named Executive Officer is also eligible to participate in the welfare, retirement, perquisite and fringe benefit, and other benefit plans, practices, policies and programs, as may be in effect from time to time, for senior executives of the Company generally. Under the employment agreements, if the Company reduces an executive’s base salary or bonus, defers payment of his compensation, or eliminates or substantially modifies his benefits, the executive would have a basis to invoke his rights under the agreement for termination for good reason.

Each executive who enters into an employment agreement has agreed to comply with certain confidentiality covenants both during employment and after termination. Each executive also agreed to comply with certain non-competition and non-solicitation covenants during his employment and for two years after the date of termination unless he is terminated by us for cause or if he terminates employment for other than good reason, in which cases he agreed to comply with such covenants for one year after the date of termination. Upon any transfer of all or substantially all of our assets to a successor entity, we will require the successor entity expressly to assume performance of each executive’s employment agreement. For a description of the severance provisions of the employment agreements, see “— Potential Payments upon Termination or Change in Control.”

Lear Corporation Salaried Retirement Program

The Lear Corporation Salaried Retirement Program (“Retirement Program”) is comprised of two components: (i) the Retirement Savings Plan and (ii) the Pension Savings Plan. We established the Retirement Savings Plan pursuant to Section 401(k) of the Internal Revenue Code for eligible employees who have completed one month of service. Under the Retirement Savings Plan, each eligible employee may elect to contribute, on a pre-tax basis, a portion of his eligible compensation in each year. Prior to 2011, the Retirement Savings Plan generally provided for a Company matching provision of 25% or 50% of an employee’s contribution up to a maximum of 5% of an employee’s eligible compensation, depending on years of service. Effective beginning in 2011, the Company provides a matching contribution of 100% of an employee’s contribution up to the first 3% of the employee’s eligible compensation, plus 50% of an employee’s contribution up to the next 3% of the employee’s eligible compensation, regardless of service. In addition, the Retirement Savings Plan allows for discretionary Company matching contributions. Company matching contributions are initially invested in accordance with the Participant’s deferral contributions and can be transferred by the participant to other funds under the Retirement Savings Plan at any time. Company matching contributions generally become vested under the Retirement Savings Plan at a rate of 20% for each full year of service. The matching contributions were suspended effective July 1, 2008 and subsequently reinstated as of January 1, 2009.

Effective January 1, 2007, we established the Pension Savings Plan as a component of the Retirement Program. Under the Pension Savings Plan, we make contributions to each eligible employee’s Pension Savings Plan account based on the employee’s “points,” which are the sum total of the employee’s age and years of service as of January 1 of the plan year. Based on an employee’s points, we contribute: (i) from 3% to 8% of eligible compensation up to the Social Security Taxable Wage Base and (ii) from 4.5% to 12% of eligible compensation over the Social Security Taxable Wage Base. For the 2007 through 2011 plan years, we made additional contributions on behalf of employees who had at least 70 points as of January 1 and who were eligible employees on December 31, 2006 as follows: (1) from 3.5% to 4% of eligible compensation up to the Social Security Taxable Wage Base and (2) from 5.25% to 5.7% of eligible compensation over the Social Security Taxable Wage Base. All Pension Savings Plan contributions are generally determined as of the last day of each month (or, for years ending before January 1, 2009, semi-annually), provided, generally, that the employee is actively employed on such date, and are allocated monthly. Contributions generally become vested under the Pension Savings Plan at a rate of 20% for each full year of service. The contributions to the Pension Savings Plan were suspended effective October 31, 2008 and subsequently reinstated as of January 1, 2009.

2011 GRANTS OF PLAN-BASED AWARDS

The following table discloses the grants of plan-based awards to our Named Executive Officers in 2011.

Name(a)	Type of Award	Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (i)(#)	Grant Date Fair Value of Stock and Option Awards (2)(l)

			Threshold(c)	Target (d)	Maximum(e)	Threshold(f)(#)	Target(g)(#)	Maximum(h)(#)
Matthew J. Simoncini	Annual Incentive Award		$410,500	$821,000	$1,642,000
	Performance Share Award(3)	2/16/2011				12,024	24,050	48,102			$1,336,338
	Performance Share Award(3)	9/1/2011				11,118	22,236	44,472			$1,011,738
	RSU Award	2/16/2011							8,016		$445,409
	RSU Award	9/1/2011							7,412		$337,246
Jason M. Cardew	Annual Incentive Award (4)		$100,000	$200,000	$400,000
	Performance Share Award(3)	2/16/2011				2,502	5,004	10,008			$278,047
	RSU Award RSU Award	2/16/2011 9/1/2011							1,668 2,197	$ $	92,682 99,964
Raymond E. Scott	Annual Incentive Award		$276,533	$553,066	$1,106,132
	Performance Share Award(3)	2/16/2011				12,024	24,050	48,102			$1,336,338
	RSU Award	2/16/2011							8,016		$445,409
Terrence B. Larkin	Annual Incentive Award		$276,533	$553,066	$1,106,132
	Performance Share Award(3)	2/16/2011				12,024	24,050	48,102			$1,336,338
	RSU Award	2/16/2011							8,016		$445,409
Melvin L. Stephens	Annual Incentive Award		$236,000	$472,000	$944,000
	Performance Share Award(3)	2/16/2011				10,386	20,772	41,544			$1,154,196
	RSU Award	2/16/2011							6,924		$384,732
Robert E. Rossiter	Annual Incentive Award		$997,500	$1,995,000	$3,325,000
	Performance Share Award(3)	2/16/2011				46,140	92,280	184,562			$5,127,538
	RSU Award	2/16/2011							30,760		$1,709,179
Louis R. Salvatore	Annual Incentive Award		$272,000	$544,000	$1,088,000
	Performance Share Award(3)	2/16/2011				12,024	24,050	48,102			$1,336,338
	RSU Award	2/16/2011							8,016		$445,409

(1)	For the Annual Incentive Award, the threshold, target and maximum amounts represent 50%, 100% and 200%, respectively, of the total bonus opportunity for each Named Executive Officer, with the exception of our former CEO, whose opportunity is capped by the limit under the terms of the AIP providing that no annual incentive payment may exceed 250% of an executive’s base salary. For the Annual Incentive Award, the target bonus opportunity for the Named Executive Officers was also based on a percentage of base salary, which is 125% for Mr. Simoncini (increased from 80% prior to his promotion to CEO and pro-rated in 2011), 50% for Mr. Cardew, 80% for Messrs. Scott, Larkin, Stephens, and Salvatore and 150% for Mr. Rossiter.

(2)	See Note 12, “Stock-Based Compensation,” to the Company’s consolidated financial statements included in our 2011 Annual Report on Form 10-K for the assumptions made in determining values.

(3)	Payment of each Performance Share award is contingent on the Company attaining certain levels of Adjusted ROIC and Cumulative Pre-Tax Income performance in the 2011-2013 performance period. Two-thirds of each Performance Share award can be earned based on Adjusted ROIC performance and one-third can be earned based on Cumulative Pre-Tax Income performance. If threshold, target or maximum performance goals are attained in the performance period, 50%, 100% or 200% of the target amount, respectively, may be earned.

(4)	The Compensation Committee of the Board of Directors approved a target bonus amount of $200,000 for Mr. Cardew under the 2011 AIP, based on his February 2012 base salary level. The threshold and maximum amounts follow the AIP plan design as noted in footnote 1.

Annual Incentives

A summary description of the Company’s AIP is set forth above under the heading “Compensation Discussion and Analysis — Elements of Compensation — Annual Incentives.”

Performance Shares

The Performance Share awards were granted pursuant to the LTSIP. Payment of each Performance Share award is contingent on the Company attaining certain levels of Adjusted ROIC and Cumulative Pre-Tax Income performance in the 2011-2013 performance period. Two-thirds of each Performance Share award can be earned based on Adjusted ROIC performance and one-third can be earned based on Cumulative Pre-Tax Income performance. If threshold, target or maximum performance goals are attained in a performance period, 50%, 100% or 200% of the target amount, respectively, may be earned.

Dividend equivalents are credited with respect to Performance Shares at the same time as dividends are paid on the Company’s common stock, however, the dollar amount of these dividend equivalents is not paid unless and until the performance goals are met with respect to the underlying Performance Shares.

Restricted Stock Units

The RSU awards were granted pursuant to the LTSIP. A summary description of the LTSIP is set forth above under the heading “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Incentives.”

The RSUs vest and settle in shares of common stock on the third anniversary of the grant date. If the executive’s employment terminates for any reason other than for cause or a voluntary termination by the executive, vesting of the RSUs will accelerate as of the termination date. In addition, if the executive retires after reaching age 55 with 10 years of service, he will receive an additional 24 months of vesting of the RSUs. Upon a change in control, all unvested RSUs will vest in their entirety.

Dividend equivalents are accrued with respect to RSUs at the same time as dividends are paid on the Company’s common stock. However, the dollar amount of these dividend equivalents is not paid unless and until the underlying RSUs vest and are paid.

2011 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows outstanding equity awards as of December 31, 2011, for each Named Executive Officer.

		Stock Awards
Name(a)	Option Awards	Number of Shares or Units of Stock That Have Not Vested (#)(1)(g)	Market Value of Shares or Units of Stock That Have Not Vested(2)(h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)(3)(i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested (3)(j)
Matthew J. Simoncini	N/A	73,670	$2,967,498	92,574	$3,719,989
Jason M. Cardew	N/A	14,773	$594,888	10,008	$403,389
Raymond E. Scott	N/A	66,258	$2,670,638	48,102	$1,938,831
Terrence B. Larkin	N/A	66,258	$2,670,638	48,102	$1,938,831
Melvin L. Stephens	N/A	32,160	$1,296,262	41,544	$1,674,499
Robert E. Rossiter	N/A	235,290	$9,483,750	184,562	$7,439,076
Louis R. Salvatore	N/A	—	—	12,025	$484,687

(1)

The figures in column (g) represent RSU awards granted under the LTSIP. For Mr. Simoncini 47,774 RSUs vest on November 9, 2012, 10,468 on February 12, 2013, 15,428 on February 16, 2014. For Mr. Cardew, 8,776 RSUs vest on November 9, 2012, 2,132 RSUs vest on February 12, 2013, 2,197 vest on September 1, 2013 and 1,668 RSUs vest on February 16, 2014. For Messrs. Scott, and Larkin, 47,774 RSUs vest on November 9, 2012, 10,468 RSUs vest on February 12, 2013 and 8,016 RSUs vest on February 16, 2014. For Mr. Stephens, 16,240 RSUs vest on November 9, 2012, 8,996 RSUs vest on February 12, 2013 and 6,924 RSUs vest on February 16, 2014. For Mr. Rossiter, 15,360 RSUs vest monthly on the 9th day of each month (with the exception of 15,370 vesting on November 9, 2012), 35,560 RSUs vest on February 12, 2013 and 30,760 RSUs vest on February 16, 2014.

(2)	The total values in column (h) equal the total number of RSUs held by each Named Executive Officer multiplied by the market price of Company common stock at the close of the last trading day in 2011, which was $39.80 per share, plus the following accrued dividend equivalents and interest (which are paid if and when the underlying RSUs vest):

	2009 RSU Dividend Equivalents	2010 RSU Dividend Equivalents	2011 RSU Dividend Equivalents	Total Dividend Equivalents
Matthew J. Simoncini	$24,205	$5,304	$5,923	$35,432
Jason M. Cardew	$4,446	$1,080	$1,397	$6,923
Raymond E. Scott	$24,205	$5,304	$4,061	$33,570
Terrence B. Larkin	$24,205	$5,304	$4,061	$33,570
Melvin L. Stephens	$8,228	$4,558	$3,508	$16,294
Robert E. Rossiter	$85,608	$18,016	$15,584	$119,208
Louis R. Salvatore	$—	$—	$—	$—

(3)

The total amounts and values in columns (i) and (j) equal the total number of Performance Shares, at the maximum level, held by each Named Executive Officer multiplied by the market price of Company common stock at the close of the last trading day in 2011, which was $39.80 per share. In calculating the number of Performance Shares and their value, we are required by SEC rules to compare our performance through 2011 under the Performance Share grant against the threshold, target and maximum performance levels for the grant and report in these columns the applicable potential share number and payout amount. If the performance is between levels, we are required to report the potential payout at the next highest level. For example, if the previous year’s performance exceeded target, even by only a modest amount, and even if it is unlikely that we will achieve the results that would dictate the payment of the maximum amount, we are required by SEC rules to report the maximum potential payouts. For the first year of the 2011-2013 performance period, we exceeded target levels of Adjusted ROIC and Cumulative Pre-Tax Income (on a pro-rated basis) and have accordingly reported the Performance Shares at the maximum award level. Amounts also include the following accrued dividend equivalents at the maximum level (which are not paid unless the performance goals are met with respect to the underlying Performance Shares):

2011 Performance Share Dividend Equivalents
Matthew J. Simoncini	$35,544
Jason M. Cardew	$5,071
Raymond E. Scott	$24,371
Terrence B. Larkin	$24,371
Melvin L. Stephens	$21,048
Robert E. Rossiter	$93,508
Louis R. Salvatore	$6,092

2011 OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding stock-based awards that vested during 2011 for our Named Executive Officers. No options are outstanding and none were exercised in 2011.

	Stock Awards
Name(a)	Number of Shares Acquired on Vesting (#)(d)	Value Realized on Vesting (e)(1)
Matthew J. Simoncini	47,774(2)	$2,025,592
Jason M. Cardew	8,776(2)	$372,098
Raymond E. Scott	47,774(2)	$2,025,592
Terrence B. Larkin	47,774(2)	$2,025,592
Melvin L. Stephens	16,240(2)	$688,568
Robert E. Rossiter	184,330(3)	$8,880,589
Louis R. Salvatore	114,032(4)	$4,935,125

(1)	Includes dividend equivalent payments, including interest, in the following amounts:

Total Dividend Equivalent Payments
Matthew J. Simoncini	$18,129
Jason M. Cardew	$3,330
Raymond E. Scott	$18,129
Terrence B. Larkin	$18,129
Melvin L. Stephens	$6,163
Robert E. Rossiter	$42,562
Louis R. Salvatore	$43,152

(2)	These awards vested on November 9, 2011.

(3)	This amount reflects vested RSUs that were granted on November 9, 2009 pursuant to the LTSIP and includes total dividend equivalents of $42,562. Mr. Rossiter’s RSU award vests in monthly installments over 36 months beginning December 9, 2009.

(4)	This amount reflects vested RSUs that were granted on November 9, 2009, February 12, 2010 and February 16, 2011 pursuant to the LTSIP, and includes total dividend equivalents of $43,152. These awards vested in connection with Mr. Salvatore’s termination of employment on September 30, 2011, but a portion of the awards reported above granted on November 9, 2009 and February 12, 2010 are subject to a six-month hold under the provisions of Section 409A of the Internal Revenue Code. These awards are reported above based on the value of our common stock on September 30, 2011, but the actual value of these awards was determined based on the value of the shares that were delivered on March 31, 2012. Dividends continued to accrue, with interest, on this undelivered portion of the awards until March 31, 2012.

2011 PENSION BENEFITS

Name(a)	Plan name(s)(b)	Number of Years Credited Service (#)(c)		Present Value of Accumulated Benefit(1)(d)	Payments During Last Fiscal Year(2)(e)
Matthew J. Simoncini(3)	Pension Plan (tax-qualified plan)	7.7		$149,586	$—
	Pension Equalization Program	7.7		$76,050	$—
	PSP Excess Plan	7.7		$84,993	$—
Jason M. Cardew(4)	Pension Plan (tax-qualified plan)	14.5		$172,719	$—
	Pension Equalization Program	14.5		$4,536	$—
	PSP Excess Plan	14.5		$15,244	$—
Raymond E. Scott	Pension Plan (tax-qualified plan)	18.4		$298,058	$—
	Pension Equalization Program	18.4		$431,563	$—
	PSP Excess Plan	18.4		$279,840	$—
Terrence B. Larkin(5)	N/A
Melvin L. Stephens	Pension Plan (tax-qualified plan)	5.0		$118,753	$—
	Pension Equalization Program	5.0		$32,203	$—
	PSP Excess Plan	5.0		$129,315	$—
Robert E. Rossiter	Pension Plan (tax-qualified plan)	35.6	(6)	$997,771	$—
	Pension Equalization Program	35.6	(6)	$—	$1,428,121
	PSP Excess Plan	35.6	(6)	$—	$1,293,548
Louis R. Salvatore	Pension Plan (tax-qualified plan)	10.3		$256,329	$—
	Pension Equalization Program	10.3		$461,694	$—
	PSP Excess Plan	10.3		$209,849	$—

(1)	The present value of accumulated benefit under the Pension Plan (tax-qualified plan) for each Named Executive Officer is based on post-commencement valuation mortality and commencement of benefits at age 65, with an assumed discount rate applicable to a December 31, 2011 measurement of 4.50%, as used for financial accounting purposes. The present value of accumulated benefit under the Pension Equalization Program and the PSP Excess Plan for each Named Executive Officer is based on payment of benefits in accordance with such plans (as described below in “— Pension Equalization Program” and “— Lear Corporation PSP Excess Plan”), with an assumed discount rate applicable to a December 31, 2011 measurement of 3.70% and an assumed future present value conversion rate for those not yet in receipt of benefits of 3.02%, as used for financial accounting purposes.

(2)	Represents amounts distributed to an annuity for Mr. Rossiter in accordance with the terms of the wind-down of the Pension Equalization Plan and the PSP Excess Plan Pension Make-up Account described below.

(3)	Mr. Simoncini is fully vested in his Pension Plan benefits. However, he is not vested in the Pension Equalization Program or the PSP Excess Plan Pension Make-up Account, since all of such benefits were attributable to compensation in excess of the Internal Revenue Code compensation limits, and such benefits generally vest after a participant has either (i) attained age 55 and has 10 years of vesting service, attained age 65, or becomes eligible for disability retirement under the Pension Plan, or (ii) attained 20 years of vesting service.

(4)

Mr. Cardew is fully vested in his Pension Plan benefits and partially vested in his PSP Excess Plan Pension Make-up Account. However, he is not vested in the Pension Equalization Program. The Pension Equalization Program and the unvested portion of the PSP Excess Plan Pension Make-up Account (the portion attributable to compensation in excess of the Internal Revenue Code compensation limits) generally vest after a participant has either (i) attained age 55 and has 10 years of vesting service, attained age 65, or become eligible for disability retirement under the Pension Plan, or (ii) attained 20 years of vesting service.

(5)	Mr. Larkin is not a participant in the Pension Plan, Pension Equalization Program or PSP Excess Plan Pension Make-Up Account.

(6)	Credited service is limited to 35 years for all purposes under the Pension Plan, the Pension Equalization Program and the PSP Excess Plan Pension Make-up Account.

Qualified Pension Plan

The Named Executive Officers (as well as other eligible employees), other than Mr. Larkin, participate in the Lear Corporation Pension Plan, which has been frozen with respect to any new benefits as of December 31, 2006. The Pension Plan is intended to be a qualified pension plan under the Internal Revenue Code, and its benefits are integrated with Social Security benefits. In general, an eligible employee became a participant on the July 1st or January 1st after completing one year of service (as defined in the plan). Benefits are funded by employer contributions that are determined under accepted actuarial principles and the Internal Revenue Code. The Company may make contributions in excess of any minimum funding requirements when the Company believes it is financially advantageous to do so and based on its other capital requirements and other considerations.

The Pension Plan contains multiple benefit formulas. Under the principal formula, which applies to all applicable Named Executive Officers, pension benefits are based on a participant’s “final average earnings,” which is the average of the participant’s compensation for the five calendar years in the last 10 years of employment in which the participant had his highest earnings. Compensation is defined under the plan to mean (i) all cash compensation reported for federal income tax purposes other than long-term incentive bonuses, and (ii) any elective contributions that are not includable in gross income under Internal Revenue Code Section 125 or 401(k). A participant’s annual retirement benefit, payable as a life annuity at age 65, equals the greater of:

•

(a) 1.10% times final average annual earnings times years of credited service before 1997 (to a maximum of 35 years), plus (b) 1.00% times final average annual earnings times years of credited service after 1996 (with a maximum of 35 years reduced by years of credited service before 1997), plus (c) 0.65% times final average annual earnings in excess of covered compensation (as defined in I.R.S. Notice 89-70) times years of credited service (with a maximum of 35 years); and

•	$360.00 times years of credited service.

Any employee who on December 31, 1996 was an active participant and age 50 or older earned benefits under the 1.10% formula for years of credited service through 2001.

Credited service under the Pension Plan includes all years of pension service under the Lear Siegler Seating Corp. Pension Plan, and a participant’s retirement benefit under the Pension Plan is reduced by his benefit under the Lear Siegler Seating Corp. Pension Plan. The benefits under the Pension Plan become vested once the participant accrues five years of vesting service under the plan. Service performed after December 31, 2006 will continue to count towards vesting credit even though no additional benefits will accrue under the plan after that date.

Pension Equalization Program

The Pension Equalization Program, which has been frozen as to any new benefits as of December 31, 2006, provides benefits in addition to the Pension Plan. The Pension Plan is subject to rules in the Internal Revenue Code that restrict the level of retirement income that can be provided to, and the amount of compensation that can be considered for, highly paid executives under the Pension Plan. The Pension Equalization Program is intended to supplement the benefits under the Pension Plan for certain highly paid executives whose Pension Plan benefits are limited by those Internal Revenue Code limits. A participant’s Pension Equalization Program benefit equals the difference between the executive’s actual vested accrued Pension Plan benefit and the Pension Plan benefit the executive would have accrued under the Lear formula if the Internal Revenue Code limits on considered cash compensation and total benefits did not apply. Highly compensated executives and other employees whose compensation exceeds the Internal Revenue Code limits for at least three years are eligible to participate in the Pension Equalization Program. Each of the Named Executive Officers other than Mr. Larkin participated in the Pension Equalization Program. The benefits under the Pension Equalization Program become vested once the participant has either (i) attained age 55 and has 10 years of vesting service, attained age 65, or becomes eligible for disability retirement under the Pension Plan, or (ii) attained 20 years of vesting service. Vesting service will continue to accrue after December 31, 2006.

On December 18, 2007, the Pension Equalization Program was amended to provide for its termination and the wind down of the Company’s obligations pursuant thereto. All distributions will be completed within five years after the last participant vests or turns age 60, whichever is later. For an active participant who is eligible to receive benefits, amounts that would otherwise be payable will be used to fund a third party annuity or other investment vehicle. In such event, the participant will not have access to the invested funds or receive any cash payments until the participant retires or otherwise terminates employment with the Company.

Lear Corporation PSP Excess Plan

In addition to the Pension Plan and the Pension Equalization Program, we have established the Lear Corporation PSP Excess Plan, which was previously named the Executive Supplemental Savings Plan. In November 2008, the Company amended the PSP Excess Plan to effectively terminate certain portions of the plan. This amendment (i) terminated future elective deferrals of salary and bonus as well as Company matching contributions, (ii) voided deferral elections made in 2007 with respect to bonuses payable in 2009, and (iii) provided for the distribution of participants’ balances of all elective and Company matching contributions in a lump sum. Participants with balances of less than $50,000 received a distribution in January 2009. Each participant with a balance exceeding $50,000 received a distribution in January 2009 if they agreed to a 10% reduction in the amount to which such participant would otherwise be entitled, and if a participant chose not to agree to the reduction, such participant received a distribution of the unreduced amount in January 2010.

The PSP Excess Plan has both defined benefit and defined contribution elements. The defined benefit element has been quantified and described in the 2011 Pension Benefits table and in the narrative below. The 2011 Nonqualified Deferred Compensation table below identifies the defined contribution components of the PSP Excess Plan.

Defined Benefit Element

The PSP Excess Plan provides retirement benefits that would have been accrued through December 31, 2006 under the Pension Plan and/or the Pension Equalization Program if the participant had not elected to defer compensation under the plan or the MSPP (through a Pension Make-up Account). Participants become vested in the benefits under the Pension Make-up Account that are based on Pension Plan benefits (attributable to compensation up to the Internal Revenue Code compensation limits) after three years of vesting service. Participants do not vest in amounts that would have otherwise accrued under the Pension Equalization Program (benefits based on compensation in excess of the Internal Revenue Code compensation limits) until they meet the vesting requirements of that program, as described above. On December 18, 2007, the Pension Make-up Account portion of the PSP Excess Plan was also amended to provide for its termination and wind down in the same manner as the Pension Equalization Program described above.

Defined Contribution Element

In 2011, the defined contribution component of the PSP Excess Plan generally provided a defined contribution benefit of an amount that the participant would have received under the Pension Savings Plan but could not due to Internal Revenue Code limits applicable to the Pension Savings Plan. Participants generally become vested in excess Pension Savings Plan contributions under the PSP Excess Plan after three years of vesting service. Distributions of the excess Pension Savings Plan contributions are made in a lump sum in the calendar year following the year of the participant’s termination of employment. Plan earnings under the excess Pension Savings Plan are generally tied to rates of return on investments available under the qualified Pension Savings Plan as directed by plan participants. The executive elective deferral feature of the PSP Excess Plan (f/k/a the Executive Supplemental Savings Plan) and related Company matching contribution components were removed from the PSP Excess Plan effective December 31, 2008.

2011 NONQUALIFIED DEFERRED COMPENSATION

Name(a)	Executive Contributions in Last FY(b)	Registrant Contributions in Last FY(1)(c)	Aggregate Earnings in Last FY(d)	Aggregate Withdrawals/ Distributions(e)	Aggregate Balance at Last FYE(f)
Matthew J. Simoncini	$—	$98,670	$15,711	$—	$485,581
Jason M. Cardew	$—	$16,853	$-136	$—	$90,294
Raymond E. Scott	$—	$86,928	$-11,353	$—	$472,221
Terrence B. Larkin	$—	$72,440	$-11,023	$—	$334,161
Melvin L. Stephens	$—	$71,490	$455	$—	$270,066
Robert E. Rossiter	$—	$436,364	$702	$—	$3,320,070
Louis R. Salvatore	$—	$70,770	$16,702	$—	$488,466

(1)	Amounts are included in column (i) of the 2011 Summary Compensation Table.

PSP Excess Plan

The defined contribution element of the PSP Excess Plan is described in the narrative accompanying the 2011 Pension Benefits table above and is quantified in the 2011 Nonqualified Deferred Compensation table.

Potential Payments Upon Termination or Change in Control

The table below shows estimates of the compensation payable to each of our Named Executive Officers upon his termination of employment with the Company. The amount each executive will actually receive depends on the circumstances surrounding his termination of employment. The amount payable is shown for each of six categories of termination triggers (except with respect to Mr. Salvatore, whose actual termination compensation is disclosed). All amounts are calculated as if the executive terminated effective December 31, 2011, except with respect to Mr. Salvatore, whose employment terminated on September 30, 2011. The actual amounts due to any one of the Named Executive Officers on his termination of employment can only be determined at the time of his termination. There can be no assurance that a termination or change in control would produce the same or similar results as those described below if it occurs on any other date or at any other stock price, or if any assumption is not, in fact, correct.

Accrued amounts (other than pension vesting enhancement as noted below) under the Company’s pension and deferred compensation plans are not included in this table. For these amounts, see the 2011 Pension Benefits table above and the 2011 Nonqualified Deferred Compensation table above.

Named Executive Officer	Cash Severance(1) or Contractual Obligations(2)	Pension Vesting Enhancement (Present Value)(3)	Continuation of Medical/Welfare Benefits (Present Value)(4)	Accelerated Vesting or Payout of Equity Awards(5)	Excise Tax Gross- Up(6)	Total Termination Benefits
Matthew J. Simoncini
• Involuntary Termination (or for Good Reason) With Change in Control	$4,950,000	$—	$23,084	$4,323,365	N/A	$9,296,449
• Involuntary Termination (or for Good Reason)	$4,950,000	$—	$23,084	$3,955,375	N/A	$8,928,459
• Retirement(7)	N/A	N/A	N/A	N/A	N/A	N/A
• Voluntary Termination (or for Cause)	$—	$—	$—	$—	N/A	$—
• Disability	$—	$—	$—	$3,955,375	N/A	$3,955,375
• Death	$—	$161,042	$—	$3,955,375	N/A	$4,116,417
Jason M. Cardew
• Involuntary Termination (or for Good Reason) With Change in Control(8)	N/A	$—	N/A	$812,060	N/A	$812,060
• Involuntary Termination (or for Good Reason)(8)	N/A	$—	N/A	$737,090	N/A	$737,090
• Retirement(7)	N/A	N/A	N/A	N/A	N/A	N/A
• Voluntary Termination (or for Cause)	$—	$—	$—	$—	N/A	$—
• Disability	$—	$—	$—	$737,090	N/A	$737,090
• Death	$—	$18,408	$—	$737,090	N/A	$755,498
Raymond E. Scott
• Involuntary Termination (or for Good Reason) With Change in Control	$2,692,800	$—	$21,797	$3,729,647	$—	$6,444,244
• Involuntary Termination (or for Good Reason)	$2,692,800	$—	$21,797	$3,361,657	N/A	$6,076,254
• Retirement(7)	N/A	N/A	N/A	N/A	N/A	N/A
• Voluntary Termination (or for Cause)	$—	$—	$—	$—	N/A	$—
• Disability	$—	$—	$—	$3,361,657	N/A	$3,361,657
• Death	$—	$—	$—	$3,361,657	N/A	$3,361,657
Terrence B. Larkin
• Involuntary Termination (or for Good Reason) With Change in Control	$2,692,800	N/A	$26,300	$3,729,647	$—	$6,448,747
• Involuntary Termination (or for Good Reason)	$2,692,800	N/A	$26,300	$3,361,657	N/A	$6,080,757
• Retirement(7)	N/A	N/A	N/A	N/A	N/A	N/A
• Voluntary Termination (or for Cause)	$—	N/A	$—	$—	N/A	$—
• Disability	$—	N/A	$—	$3,361,657	N/A	$3,361,657
• Death	$—	N/A	$—	$3,361,657	N/A	$3,361,657
Melvin L. Stephens
• Involuntary Termination (or for Good Reason) With Change in Control	$2,124,000	$—	$26,300	$2,207,795	$—	$4,358,095
• Involuntary Termination (or for Good Reason)	$2,124,000	$—	$26,300	$1,891,535	N/A	$4,041,835
• Retirement(7)	$—	$—	$—	$1,612,452	N/A	$1,612,452
• Voluntary Termination (or for Cause)	$—	$—	$—	$—	N/A	$—
• Disability	$—	$—	$—	$1,891,535	N/A	$1,891,535
• Death	$—	$—	$—	$1,891,535	N/A	$1,891,535
Robert E. Rossiter
• Involuntary Termination (or for Good Reason) With Change in Control(9)	$1,385,417	$—	$5,923	$13,223,452	N/A	$14,614,792
• Involuntary Termination (or for Good Reason)(9)	$1,385,417	$—	$5,923	$11,973,462	N/A	$13,364,802
• Retirement(7)	$—	$—	$—	$10,733,630	N/A	$10,733,630
• Voluntary Termination (or for Cause)	$—	$—	$—	$—	N/A	$—
• Disability	$—	$—	$—	$11,973,462	N/A	$11,973,462
• Death	$—	$—	$—	$11,973,462	N/A	$11,973,462
Louis R. Salvatore
• Involuntary Termination(10)	$2,448,000	$—	$26,300	$5,499,379	N/A	$7,973,679

(1)	Cash severance (in an amount equal to two times base salary plus target annual incentive bonus amount) is paid in a lump sum on the date that is six months after the date of termination, consistent with the requirements of Section 409A of the Internal Revenue Code. In addition to the amounts shown in the table, the executive will receive any accrued salary, bonus (including a pro-rated bonus based on actual performance in the event of termination without cause or for good reason) and all other amounts to which he is entitled under the terms of any compensation or benefit plans of the Company upon termination for any reason.

(2)	Mr. Rossiter is not entitled to traditional severance benefits (two times base plus target bonus) under his current employment agreement. For Mr. Rossiter, the amount represents the value of his remaining contract and includes the continued salary payments and pro-rated annual incentive (at the target level), if earned, from December 31, 2011 through the end of his employment term in May 2012.

(3)	Messrs. Rossiter, Scott and Stephens are fully vested in their pension benefits, and, as such, there would be no additional enhancement with respect to death benefits for them. Since Messrs. Simoncini and Cardew are not fully vested in their pension benefits, there would be a vesting enhancement upon death. Mr. Larkin is not a participant in the Pension Plan and therefore is not eligible for such death benefit.

(4)	Consists of continuation of health insurance, life insurance premium and imputed income amounts. Does not include the value of a potential death benefit of approximately $6 million payable under the Estate Preservation Plan to Mr. Rossiter’s estate under a dual life policy (following the death of both the executive and his spouse) with any remaining economic value under the policy paid to the Company. Messrs. Simoncini, Cardew, Scott, Larkin and Stephens do not participate in the Estate Preservation Plan.

(5)	Represents accelerated vesting of RSUs and pro-rata or accelerated payout of Performance Units and Performance Shares and any associated dividend equivalents with interest. Payments under any of the plans of the Company that are determined to be deferred compensation subject to Section 409A of the Internal Revenue Code are delayed by six months to the extent required by such provision. Accelerated portions of the RSUs are valued based on the December 31, 2011 closing price of the Company’s common stock. Values for pro-rata portions of the Performance Units upon a termination of employment assume achievement of the target level of performance for the full performance period. Values for accelerated Performance Units upon a change in control are based on and assume the highest or “maximum” level of performance for the full performance period because the maximum performance level had been attained in 2010 and 2010-2011, in accordance with the terms of the LTSIP (see “— Change in Control” below).

(6)	Pursuant to pre-existing employment agreements, the Company will reimburse Messrs. Scott, Larkin and Stephens for any excise taxes they are subject to under Section 4999 of the Internal Revenue Code upon a change in control, as well as any income and excise taxes payable by the executive as a result of any reimbursements for the Section 4999 excise taxes. Although an excise tax gross-up amount of zero is reported in this column for Messrs. Scott, Larkin and Stephens based on facts and circumstances as of December 31, 2011, there could be situations in the future in which an excise tax gross-up amount for these executives could occur. Messrs. Simoncini, Cardew and Rossiter do not receive any change in control excise tax benefits.

(7)	As of December 31, 2011, Messrs. Stephens and Rossiter were retirement-eligible and therefore qualify for accelerated vesting of certain incentive awards upon retirement. The Company does not provide for enhanced early retirement benefits under its pension programs.

(8)	Mr. Cardew, our Interim CFO from September 2011 to March 2012, does not have an employment contract.

(9)	The current employment contract for Mr. Rossiter expires on May 31, 2012. The contractual benefits includes salary (or salary continuation) through May 31, 2012 and includes a pro-rated bonus opportunity at target for 2012. Actual bonus payment, if any, would be subject to Company performance. Continuation of Medical/Welfare benefits reflects the cost of continuing those benefits listed in footnote 4 through May 31, 2012.

(10)	This amount includes an amount equal to two times Mr. Salvatore’s annual base salary and target bonus opportunity at the time of termination. This amount does not include Mr. Salvatore’s 2011 pro-rated bonus of $502,248 for his service in 2011 prior to his termination. For Mr. Salvatore, accelerated vesting of equity incentive awards is valued based on (i) the September 30, 2011 stock price of $42.90 per share, with respect to amounts accelerated and paid upon termination, including those that are subject to a 6-month delay under Section 409A of the Internal Revenue Code and (ii) the December 31, 2011 closing price with respect to Performance Share awards.

Payments and benefits to a Named Executive Officer upon termination or a change in control of the Company are determined according to the terms of his employment agreement and equity or incentive awards and the Company’s compensation and incentive plans. The severance benefit payments set forth in the table and discussed below are generally available to our executive officers, with the exception of Mr. Cardew who is working in an interim capacity, including the Named Executive Officers, who currently have employment agreements with the Company. The amounts due to an executive upon his termination of employment depend largely on the circumstances of his termination, as described below.

Change in Control

The employment agreements do not provide benefits solely upon a change in control, but the LTSIP provides for accelerated vesting or payout of equity awards upon a “change in control” (as defined in the LTSIP), even if the executive does not terminate employment. Upon a change in control, the restrictions on RSUs lapse and Performance Units are paid out at their target level or, if performance prior to the date of the change in control is greater than target level, at a level commensurate with such actual performance extrapolated to the end of the performance period.

Upon a change in control, without termination, based on unvested RSU awards, Performance Units and Performance Shares outstanding as of December 31, 2011, the value of the payout including applicable outstanding dividend equivalents with interest for each of the Named Executive Officers is as follows: $4,323,365 for Mr. Simoncini, $812,060 for Mr. Cardew, $3,729,647 for each of Messrs. Scott and Larkin, $2,207,795 for Mr. Stephens and $13,223,452 for Mr. Rossiter.

Payments Made Upon Involuntary Termination (or for “Good Reason”) with a Change in Control

An executive whose employment is involuntarily terminated without cause (or for “good reason”) upon a change in control is entitled to the amounts he would receive upon the occurrence of either event, an involuntary termination (described below) or a change in control (described above). In addition, with respect to Messrs. Scott, Larkin and Stephens, the Company will reimburse the executive for any excise taxes he becomes subject to under Section 4999 of the Internal Revenue Code upon a change in control, as well as any income and excise taxes payable by the executive as a result of any reimbursements for the Section 4999 excise taxes. None of our other Named Executive Officers is a party to an employment agreement containing an excise tax gross-up provision and, as discussed above in “Compensation Discussion and Analysis,” we have made a commitment not to enter into any future employment agreements containing such provision.

Payments Made Upon Involuntary Termination (or for “Good Reason”)

Upon termination of employment by the executive for “good reason” (as defined in the employment agreements) or by the Company other than for “cause” or “incapacity” (each as defined in the employment agreement), the executive will receive base salary (at the higher of the rate in effect upon termination or the rate in effect 90 days prior to termination) through the date of termination, plus all other amounts owed under any compensation or benefit plans, including a bonus pro-rated for the portion of the performance period occurring prior to the date of termination. If the executive executes a release relating to his employment, he will also receive a lump sum payment equal to two (2) times the sum of his annual base salary rate and annual target bonus amount, each as in effect as of the termination date. In the event of an involuntary termination for any reason other than cause, or by the executive for good reason, all unvested RSUs become vested in their entirety upon termination and a pro rata amount of Performance Units and Performance Shares may be earned through the termination date if actual performance during the performance period meets the pre-established performance requirements. In addition, executives would receive all dividend equivalents with interest associated with the accelerated RSUs and any Performance Shares earned at the time of vesting. Mr. Rossiter’s employment agreement was amended in September 2011 to eliminate his traditional severance provisions in anticipation of his retirement in May 2012.

Payments Made Upon Retirement

The employment agreements do not distinguish between retirement and voluntary termination for other reasons, but under the LTSIP, an executive who retires with 10 or more years of service and who is age 55 or older when he terminates is entitled to additional vesting credit for RSU awards. The executive will be entitled to receive the shares underlying the RSUs that would have vested if the date of termination had been 24 months later than it actually occurred. A pro rata amount of Performance Units and Performance Shares may be earned through the retirement date if actual performance during the performance period meets the pre-established performance requirements. In addition, executives would receive all dividend equivalents with interest associated with the accelerated RSUs and any Performance Shares earned at the time of vesting.

Payments Made Upon Voluntary Termination (or for “Cause”)

An executive who voluntarily resigns or whose employment is terminated by the Company for “cause” (as defined in the employment agreement) will receive unpaid salary and benefits, if any, he has accrued through the effective date of his termination. If an executive terminates voluntarily and has not completed 10 or more years of service and has not attained age 55 or older, he will be entitled to receive all of the shares underlying his vested RSUs and associated dividend equivalents with interest, but all unvested RSUs, Performance Units and Performance Shares and any associated dividend equivalents with interest will be forfeited. If an executive is terminated for cause, he will forfeit all RSUs, Performance Units and Performance Shares along with any associated dividend equivalents with interest.

Payments Made Upon Termination for Disability

Following termination of the executive’s employment for disability, the executive will receive all base salary and other accrued amounts then payable through the date of termination. He will also receive compensation payable under the Company’s disability and medical plans. In the event of the executive’s termination for disability, all unvested RSUs become vested in their entirety upon termination and a pro rata amount of Performance Units and Performance Shares may be earned through the termination date if actual performance during the performance period meets the pre-established performance requirements. In addition, executives would receive all dividend equivalents with interest associated with the accelerated RSUs and any Performance Shares earned at the time of vesting.

Payments Made Upon Death

Following the death of the executive, we will pay to his estate or designated beneficiary a pro rata portion of any bonus earned prior to the date of death. In the event of the executive’s death, all unvested RSUs become vested in their entirety upon termination and a pro rata amount of Performance Units and Performance Shares may be earned through the date of death if actual performance during the performance period meets the pre-established performance requirements. In addition, the estate or designated beneficiary would receive all dividend equivalents with interest associated with the accelerated RSUs and any Performance Shares earned at the time of vesting.

Conditions and Obligations of the Executive

Each executive who has entered into an employment agreement with the Company is obligated to:

•	comply with confidentiality, non-competition and non-solicitation covenants during employment;

•

comply with non-competition and non-solicitation covenants for one year after the date of termination (extended to two years in the case of termination upon disability, termination by the Company without cause or by the executive for good reason);

•

in order to receive severance payments due under the employment agreement, sign a general release relating to his employment (applies only in the case of termination by the Company without cause or by the executive for good reason);

•	return data and materials relating to the business of the Company in his possession;

•	make himself reasonably available to the Company to respond to periodic requests for information regarding the Company or his employment; and

•	cooperate with litigation matters or investigations as the Company deems necessary.

Compensation and Risk

We have conducted a risk assessment of our employee compensation policies and practices, including our executive compensation programs and metrics. The risk assessment was conducted by senior leaders of the Company, including representatives from finance, legal and human resources, and included a review of the employee compensation structures and pay administration practices. The Compensation Committee and its independent compensation consultant reviewed and discussed the findings of the assessment and concluded that our employee compensation programs are designed with the appropriate balance of risk and reward in relation to our overall business strategy and do not incent executives or other employees to take unnecessary or excessive risks. As a result, we believe that risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. In reaching these conclusions, we considered the attributes of all of our programs, including:

•	The appropriate compensation mix between fixed (base salary) and variable (annual and long-term incentive) pay opportunities;

•	A review of market data and competitive practices for elements of executive compensation;

•	Performance measures that are tied to key Company short and long-term performance metrics;

•	The alignment of annual and long-term award objectives to ensure that both types of awards encourage consistent behaviors and sustainable performance results; and

•	A balanced mix of performance measures for long-term incentive awards that encourage value creation, retention and stock price appreciation.

We also reviewed our compensation programs for certain design features that may have the potential to encourage excessive risk-taking, including: over-weighting towards annual incentives, highly leveraged payout curves, unreasonable performance thresholds and steep payout cliffs at certain performance levels that may encourage short-term business decisions to meet payout thresholds. We concluded that our compensation programs do not include such elements.

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

The following persons served on our Compensation Committee during all or a portion of 2011: Messrs. Clawson, Mallett, Runkle, Smith and Wallace. No member of the Compensation Committee was, during the fiscal year ended December 31, 2011, an officer, former officer or employee of the Company or any of our subsidiaries. None of our executive officers served as a member of:

•	the compensation committee of another entity in which one of the executive officers of such entity served on our Compensation Committee;

•	the board of directors of another entity, one of whose executive officers served on our Compensation Committee; or

•	the compensation committee of another entity in which one of the executive officers of such entity served as a member of our Board.

See “Certain Relationships and Related Party Transactions — Certain Transactions” for information regarding certain transactions with Hayes Lemmerz, for which Mr. Clawson formerly served as Chairman, President and Chief Executive Officer.

COMPENSATION COMMITTEE REPORT

The information contained in this Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C other than as set forth in Item 407 of Regulation S-K, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information contained in this Report be treated as soliciting material, nor shall such information be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2011.

This Report is submitted by Messrs. Mallett, Runkle, Smith and Wallace, being all of the current members of the Compensation Committee.

Conrad L. Mallett, Jr., Chairman

Donald L. Runkle

Gregory C. Smith

Henry D.G. Wallace

AUDIT COMMITTEE REPORT

The information contained in this Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C, other than as set forth in Item 407 of Regulation S-K, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information contained in this Report be treated as soliciting material, nor shall such information be incorporated by reference into any past or future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

The Audit Committee of the Board is responsible for evaluating audit performance, appointing, compensating, retaining and overseeing the work of our independent registered public accounting firm and evaluating policies and procedures relating to internal accounting functions and controls. The Audit Committee is currently comprised of Messrs. Capo, Foster, Smith and Wallace, each a non-employee director, and operates under a written charter which was last amended by our Board in February 2010. Our Board has determined that all members of the Audit Committee are independent as defined in the NYSE listing standards.

The Audit Committee members are neither professional accountants nor auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Audit Committee certify that the independent auditor is “independent” under applicable rules. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Audit Committee’s members in business, financial and accounting matters. Our management has the primary responsibility for the financial statements and reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as well as the report of management and the opinion thereon of Ernst & Young LLP, Lear’s independent registered public accounting firm, for the year ended December 31, 2011, regarding Lear’s internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act.

The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by the standards of the Public Company Accounting Oversight Board (“PCAOB”) which include, among other items, matters related to the conduct of the audit of Lear’s financial statements. The Audit Committee has also received written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP its independence from Lear.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that Lear’s audited consolidated financial statements be included in Lear’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on February 17, 2012.

This Report is submitted by Messrs. Capo, Foster, Smith and Wallace, being all of the members of the Audit Committee.

Gregory C. Smith, Chairman

Thomas P. Capo

Jonathan F. Foster

Henry D.G. Wallace

FEES OF INDEPENDENT ACCOUNTANTS

In connection with the audit of the 2011 consolidated financial statements, we entered into an engagement agreement with Ernst & Young LLP which sets forth the terms by which Ernst & Young LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures.

In addition to retaining Ernst & Young LLP to audit our consolidated financial statements for 2011, we retained Ernst & Young LLP, as well as other accounting firms, to provide tax and other advisory services in 2011. We understand the need for Ernst & Young LLP to maintain objectivity and independence in its audit of our consolidated financial statements. It is also the Audit Committee’s goal that the fees that the Company pays to Ernst & Young LLP for permitted non-audit services in any year should not exceed the audit and audit-related fees paid to Ernst & Young LLP in such year, a goal which the Company achieved in 2011 and 2010.

In order to assure that the provision of audit and permitted non-audit services provided by Ernst & Young LLP, our independent registered public accounting firm, does not impair its independence, the Audit Committee is required to pre-approve the audit and permitted non-audit services to be performed by Ernst & Young LLP, other than de minimis services that satisfy the requirements pertaining to de minimis exceptions for non-audit services described in Section 10A of the Exchange Act. The Audit Committee also has adopted policies and procedures for pre-approving all audit and permitted non-audit work performed by Ernst & Young LLP. Any pre-approval is valid for 14 months from the date of such pre-approval, unless the Audit Committee specifically provides for a different period. Any pre-approval must also set forth in detail the particular service or category of services approved and is generally subject to a specific cost limit. All of the fees for audit, audit-related, tax and other services performed by Ernst & Young LLP were pre-approved by the Audit Committee in accordance with the pre-approval policies and procedures described in this paragraph.

The Audit Committee has adopted policies regarding our ability to hire employees, former employees and certain relatives of employees of the Company’s independent registered public accounting firm.

During 2011 and 2010, we retained Ernst & Young LLP to provide services in the following categories and amounts:

	2011	2010
Audit fees(1)	$7,877,000	$8,006,000
Audit-related fees(2)	309,000	158,000
Tax fees(3)	1,841,000	1,684,000
All other fees(4)	325,000	—

(1)	Audit fees in 2011 and 2010 include services related to the annual audit of our consolidated financial statements, the audit of our internal controls over financial reporting, the reviews of our Quarterly Reports on Form 10-Q, international statutory audits and other services that are normally provided by the independent accountants in connection with our regulatory filings.

(2)	Audit-related fees in 2011 and 2010 include services related to the audits of employee benefit plans, as well as agreed-upon procedures related to certain due diligence services.

(3)	Tax fees include services related to tax compliance, tax advice and tax planning.

(4)	All other fees in 2011 include services for assistance with insurance claims primarily related to the fire at our Quakenbrueck, Germany location. There were no other fees billed by Ernst & Young LLP for any other services.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have established a written policy that has been broadly disseminated within Lear regarding commercial transactions with related parties. This policy assists us in identifying, reviewing, monitoring and, as necessary, approving commercial transactions with related parties. The policy requires that any transaction, or series of transactions, with related parties in excess of $500,000, whether undertaken in or outside the ordinary course of our business, be presented to the Audit Committee for approval.

We have implemented various procedures to ensure compliance with the related party transaction policy. For example, Lear’s standard purchasing terms and conditions require vendors to advise us upon any such vendor becoming aware of certain directors, employees or stockholders of the vendor being affiliated with a director or officer (or immediate family member of either) of Lear or its subsidiaries. This requirement applies if such person is involved in the vendor’s relationship with Lear or if such person receives any direct or indirect compensation or benefit based on that relationship. Company policy prohibits our employees from simultaneously working for any customer or vendor of Lear. In addition, the policy prohibits our directors, officers and employees from participating in, or seeking to influence, decisions regarding the selection of a vendor or supplier if such person (or any member of his or her family living in the same household) has any personal or financial interest or investment in such vendor or supplier, subject to certain limited exceptions, and advises directors, officers and employees to report any violation of this policy to our legal department immediately upon becoming aware thereof.

Each year, we circulate conflict of interest questionnaires to all our directors, members of senior management, purchasing personnel and certain other employees. Based on the results of these questionnaires, the legal department reports all known transactions or relationships with related parties to, among others, our Chief Accounting Officer. Payments to vendors identified as related party vendors in North America are processed through a centralized payables system. At least twice per year, a list of known related parties is circulated to directors, members of senior management and certain other employees for updating.

At least twice per year, the Chief Accounting Officer reports to the Vice President of Internal Audit on related party relationships, including those with customers, as well as the amount of business performed between Lear and each related party during the preceding six months, year-to-date and for the preceding fiscal year. At least annually, the Vice President of Internal Audit prepares an audit plan for reviewing significant transactions with related parties and reports such audit plan and the results to the Audit Committee. The Audit Committee also receives a summary of all significant transactions with related parties at least annually.

In connection with any required Audit Committee approval, a member of our senior management must represent to the Audit Committee that the related party at issue has been held to the same standards as unaffiliated third parties. Audit Committee members having (or having an immediate family member that has) a direct or indirect interest in the transaction must recuse themselves from consideration of the transaction.

The Chief Accounting Officer, General Counsel and Vice President of Internal Audit meet at least twice per year to confirm the adequate monitoring and reporting of related party transactions. The Chief Accounting Officer then reports on such monitoring and disclosure at least annually to the Audit Committee, which in turn reports to the Board regarding its review and approval of related party transactions.

During 2011, our related party transaction policy and practices required the review by the Audit Committee of the business transactions described in more detail below under “— Certain Transactions.”

With respect to the employment of related parties, we have adopted a written policy that has been broadly disseminated within Lear regarding the employment of immediate family members of our directors and executive officers. The policy does not prohibit such employment, but rather requires the identification, monitoring and review of such employment relationships by our human resources department and the Compensation Committee of the Board. The policy provides that all employment decisions should be made in accordance with Lear’s standard policies and procedures and that directors and officers must not seek to improperly influence any employment decisions regarding their immediate family members.

Pursuant to this policy, we have adopted procedures which assist us in identifying and reviewing such employment relationships. Our directors and executive officers are required to notify the senior human resources executive upon becoming aware that an immediate family member is seeking employment with Lear or any of its subsidiaries. In addition, each year, our directors and executive officers provide the Company with the names of their immediate family members who are employed by the Company. All employment decisions regarding these family members, including, but not limited to, changes in compensation and job title, are reviewed prior to the action and compiled in a report to assure related parties are held to the same employment standards as non-affiliated employees or parties. Senior management reports annually to the Board with respect to related persons employed by Lear.

During 2011, these procedures resulted in the review by the Compensation Committee of the employment relationships set forth below under “— Certain Transactions.”

In addition, our Code of Business Conduct and Ethics prohibits activities that conflict with, or have the appearance of conflicting with, the best interests of the Company and its stockholders. Such conflicts of interest may arise when an employee, or a member of the employee’s family, receives improper personal benefits as a result of such individual’s position in the Company. Also, another written policy prohibits any employee from having any involvement in employment and compensation decisions regarding any of his or her family members that are employed by the Company.

Certain Transactions

Terrence Kittleson, a brother-in-law of Lear’s former Chief Executive Officer and President, Robert E. Rossiter, is employed by CB Richard Ellis as an Executive Vice President. CB Richard Ellis provides Lear with real estate brokerage services, as well as property and project management services. In 2011, Lear paid an aggregate of approximately $2,486,000 to CB Richard Ellis for these services. Lear has engaged CB Richard Ellis in the ordinary course of its business and in accordance with its normal procedures for engaging service providers of these types of services.

Scott Ratsos, formerly a Vice President of Program Management in Lear’s Electrical Power Management Systems division, was a son-in-law of Robert E. Rossiter, Lear’s former Chief Executive Officer and President. In 2011, Lear paid Mr. Ratsos approximately $181,000, which included a bonus payment and other standard benefit arrangements. The compensation paid to Mr. Ratsos was approved in accordance with Lear’s standard compensation practices for similarly situated employees.

Richard T. Snyder, a Financial Manager for Lear, is a brother-in-law of Robert E. Rossiter, Lear’s former Chief Executive Officer and President. In 2011, Lear paid Mr. Snyder approximately $133,000, which included a bonus payment and other standard benefit arrangements. The compensation paid to Mr. Snyder was approved in accordance with Lear’s standard compensation practices for similarly situated employees.

Mark Mueller, a Principal Engineer for Lear, is a brother-in-law of Raymond E. Scott, Lear’s Executive Vice President and President, Seating. In 2011, Lear paid Mr. Mueller approximately $127,000, which included a bonus payment and other standard benefit arrangements. The compensation paid to Mr. Mueller was approved in accordance with Lear’s standard compensation practices for similarly situated employees.

Curtis J. Clawson, a member of our Board, served as Chairman, President and Chief Executive Officer of Hayes Lemmerz until February 2012. In 2011, Hayes Lemmerz paid Lear approximately $3,230,000 for various goods provided by Lear. Lear made such sales to Hayes Lemmerz in the ordinary course of its business, on arms-length terms and in accordance with its normal procedures for selling these types of goods.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

(PROPOSAL NO. 2)

Our Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012. A proposal will be presented at the Annual Meeting to ratify this appointment. Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote. If the stockholders fail to ratify such selection, another independent registered public accounting firm will be considered by our Audit Committee, but the Audit Committee may nonetheless choose to engage Ernst & Young LLP. Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Lear and its stockholders. We have been advised that a representative of Ernst & Young LLP will be present at the Annual Meeting and will be available to respond to appropriate questions and, if such person chooses to do so, make a statement.

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF

THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR 2012.

PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THE PROPOSAL UNLESS

STOCKHOLDERS SPECIFY A CONTRARY VOTE.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION SET FORTH IN THIS PROXY

STATEMENT

(PROPOSAL NO. 3)

Pursuant to Section 14A of the Exchange Act, we are seeking the advisory approval by stockholders of the Company’s executive compensation program and practices as disclosed in this Proxy Statement. As approved by stockholders at the annual meeting of stockholders in 2011, consistent with the Board’s recommendation, we are submitting this proposal for a non-binding vote on an annual basis. While this vote is advisory, and not binding on the Board, it will provide information to the Board and Compensation Committee regarding investor sentiment about our executive compensation programs and practices, which the Compensation Committee will carefully review when evaluating our executive compensation program. At the annual meeting of stockholders in 2011, over 95% of our stockholders approved our executive compensation program and practices disclosed in our 2011 Proxy Statement.

Stockholders are being asked to vote on the following advisory resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s executive officers, as disclosed in the 2012 Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosures.”

The Company is committed to maintaining executive compensation programs and practices that are aligned with the Company’s business strategy. As a result, the Company has a strong pay-for-performance philosophy that greatly impacts its decisions regarding executive compensation. Our executive compensation programs seek to align management’s interests with our stockholders’ interests to support long-term value creation and pay for performance. This philosophy and the compensation structure are essential to the Company’s ability to attract, retain and motivate individuals who can achieve superior financial results in the best interests of the Company and its stockholders. To that end, our program links pay to performance by delivering a significant majority of the total compensation opportunity of our Named Executive Officers in variable or performance-based compensation programs (annual and long-term incentive plans). Performance measures used in the Company’s annual and long-term incentive plans support the Company’s annual operating plan and longer term strategy and are tied to key Company measures of short and long-term performance. Our program also aligns the Named Executive Officers’ financial interests with those of our stockholders by delivering a substantial portion of their total compensation in the form of equity awards and other long-term incentive vehicles.

We urge our stockholders to read “Compensation Discussion and Analysis” above, which describes in detail how our executive compensation program and practices operate and are designed to achieve our compensation objectives, as well as the accompanying compensation tables which provide detailed information on the compensation of our Named Executive Officers.

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to be voted on the proposal at the Annual Meeting is required for approval of this advisory resolution.

THE BOARD RECOMMENDS A VOTE “FOR” THE ADVISORY APPROVAL OF EXECUTIVE

COMPENSATION SET FORTH IN THIS PROXY STATEMENT.

PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THE ADVISORY APPROVAL OF

EXECUTIVE COMPENSATION SET FORTH IN THIS PROXY STATEMENT UNLESS

STOCKHOLDERS SPECIFY A CONTRARY VOTE.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING OF STOCKHOLDERS

Stockholders who intend to present proposals at the Company’s annual meeting of stockholders in 2013 pursuant to Rule 14a-8 under the Exchange Act must send notice of their proposal to us so that we receive it no later than December 5, 2012. Stockholders who intend to present proposals at the annual meeting of stockholders in 2013 other than pursuant to Rule 14a-8 must comply with the notice provisions in our Bylaws. The notice provisions in our Bylaws require that, for a proposal to be properly brought before the annual meeting of stockholders in 2013, proper notice of the proposal be received by us not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Stockholder proposals should be addressed to Lear Corporation, 21557 Telegraph Road, Southfield, Michigan 48033, Attention: Terrence B. Larkin, Executive Vice President, Business Development, General Counsel and Corporate Secretary.

OTHER MATTERS

We know of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the Annual Meeting, persons named in the proxy intend to vote the shares they represent in accordance with their own judgments.

Upon written request by any stockholder entitled to vote at the Annual Meeting, we will promptly furnish, without charge, a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 which we filed with the SEC, including financial statements and schedules. If the person requesting the report was not a stockholder of record on March 30, 2012, the request must contain a good faith representation that he or she was a beneficial owner of our common stock at the close of business on that date. Requests should be addressed to Lear Corporation, 21557 Telegraph Road, Southfield, Michigan 48033, Attention: Terrence B. Larkin, Executive Vice President, Business Development, General Counsel and Corporate Secretary.

By Order of the Board of Directors,

Terrence B. Larkin Executive Vice President, Business Development, General Counsel and Corporate Secretary

Annex A

Director Independence Guidelines

The NYSE Listing Requirements require that the Board consist of a majority of independent directors and that all members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee be independent. To be considered independent under then NYSE Listing Requirements, the Board must determine that a director does not have any material relationship with the Company (directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board has established these guidelines to assist it in determining whether a director has a material relationship with the Company. Under these guidelines, each of the following relationships (unless required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended) shall be deemed immaterial so that a director who satisfies the specific independence criteria in the NYSE Listing Requirements will not be considered to have a material relationship with the Company solely as a result of any such relationship:

(1) the director is a director or employee, or his or her immediate family member1 is an executive officer, of an entity with which the Company does business, if the amount of purchases or sales of goods and services from or to the Company, in any of the three fiscal years preceding the determination and for which financial statements are available, does not exceed 1% of the consolidated gross revenues of such entity;

(2) the director, or his or her immediate family member, serves as a trustee, director, officer or employee of a foundation, university, non-profit organization or tax- exempt entity to which the Company has made a donation, if the Company’s aggregate annual donations to the organization, in any of the three fiscal years preceding the determination and for which financial statements are available, do not exceed the greater of $250,000 or 1% of that organization’s consolidated gross revenues;

(3) the director, or his or her immediate family member, is a director, officer or employee of an entity with which the Company or any officer of the Company has a banking or investment relationship, if (x) the amount involved, in any of the three fiscal years preceding the determination, does not exceed the lesser of $1 million or 1% of such entity’s total deposits or investments or (y) such banking or investment relationship is on terms and conditions that are not substantially similar to those available to an unaffiliated third party; or

(4) the director or his or her immediate family member is an officer of a company that is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other does not exceed 2% of the other company’s total consolidated assets as of the end of the fiscal year immediately preceding the date of determination and for which financial statements are available.

In addition, as required by our Audit Committee Charter, Audit Committee members must also satisfy the independence requirements of Section 10A of the Securities Exchange Act of 1934.

The types of relationships described above are not intended to be comprehensive, and no inference should be drawn that a director having a relationship of the type described in items (1) through (4) above that fails to satisfy any of the criteria in items (1) through (4) above is not independent. If a director has a relationship that fails to satisfy any of the criteria set forth in items (1) through (4) above, the Board may still determine that such director is independent so long as the NYSE Listing Requirements do not preclude a finding of independence as a result of such relationship. The Company shall disclose such determinations in accordance with applicable law and stock exchange listing requirements. The Company intends for the foregoing guidelines to comply with the NYSE Listing Requirements in effect as of the date of adoption of these guidelines, as amended.

1 As used herein, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than any domestic employee) who shares such person’s home; provided, however, that “immediate family member” shall exclude stepchildren that do not share a stepparent’s home, or the in-laws of such stepchildren. Upon death, incapacity, legal separation or divorce, a person shall cease to be an immediate family member.

A-1

LEAR CORPORATION ATTN: INVESTOR RELATIONS 21557 TELEGRAPH ROAD SOUTHFIELD, MI 48033

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. (Eastern Daylight Time) on May 15, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m (Eastern Daylight Time) on May 15, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1. Election of Directors	For	Against	Abstain
1a Thomas P. Capo 1b Jonathan F. Foster 1c Conrad L. Mallett, Jr. 1d Donald L. Runkle 1e Matthew J. Simoncini 1f Gregory C. Smith 1g Henry D. G. Wallace	☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

2      Ratification of the appointment of Ernst &

        Young LLP as independent registered

        public accounting firm for 2012.

3      Advisory vote to approve Lear Corporation’s

        executive compensation.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

					For ☐ ☐	Against ☐ ☐	Abstain ☐ ☐
For address change/comments, mark here. (see reverse for instructions)			☐
	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

0000137531_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Lear Corporation Proxy Statement, Lear Corporation Annual Report is/are available at www.proxyvote.com.

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LEAR CORPORATION This proxy is solicited on behalf of the Board of Directors of Lear Corporation for the Annual Meeting of Stockholders on May 16, 2012, at 10:00 a.m. (Eastern Daylight Time).

This proxy is solicited on behalf of the Board of Directors of Lear Corporation for the Annual Meeting of Stockholders on May 16, 2012 or any adjournment or postponement thereof (the “Meeting”).

The undersigned appoints Matthew J. Simoncini and Terrence B. Larkin, and each of them, with full power of substitution in each of them, the proxies of the undersigned, and authorizes them to vote for and on behalf of the undersigned all shares of Lear Corporation common stock which the undersigned may be entitled to vote on all matters properly coming before the Meeting, as set forth in the related Notice of Annual Meeting and Proxy Statement, both of which have been received by the undersigned.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR all nominees for director, and FOR proposals 2 and 3.

Address change / comments :

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

0000137531_2 R1.0.0.11699